Exhibit (a)(1)(i)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

Including the Associated Rights

of

CVR ENERGY, INC.

at

$30 Net Per Share,

plus one non-transferable contingent cash payment right for each Share,

By

IEP ENERGY LLC

a wholly-owned subsidiary of

ICAHN ENTERPRISES HOLDINGS L.P.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00

MIDNIGHT, NEW YORK CITY TIME, ON MARCH 23, 2012, UNLESS THE

OFFER IS EXTENDED OR EARLIER TERMINATED.

THE OFFER IS BEING MADE BY IEP ENERGY LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “OFFEROR”) AND ICAHN ENTERPRISES HOLDINGS LP, A DELAWARE LIMITED PARTNERSHIP, AS A CO-BIDDER, TO PURCHASE ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE “COMMON STOCK”), OF CVR ENERGY, INC. (THE “COMPANY” OR “CVR”) INCLUDING THE ASSOCIATED RIGHTS ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED JANUARY 13, 2012 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “RIGHTS AGREEMENT”), BETWEEN THE COMPANY AND AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS RIGHTS AGENT, THAT ARE ISSUED AND OUTSTANDING (THE “RIGHTS” AND, TOGETHER WITH THE COMMON STOCK, THE “SHARES”), FOR $30 PER SHARE IN CASH, WITHOUT INTEREST, LESS ANY APPLICABLE WITHHOLDING TAXES, PLUS ONE NON-TRANSFERABLE CONTINGENT CASH PAYMENT RIGHT FOR EACH SHARE, WHICH REPRESENTS THE CONTRACTUAL RIGHT TO RECEIVE AN ADDITIONAL CASH PAYMENT PER SHARE IF A DEFINITIVE AGREEMENT FOR THE SALE OF THE COMPANY IS EXECUTED WITHIN NINE MONTHS FOLLOWING THE EXPIRATION DATE AND SUCH TRANSACTION CLOSES (THE “OFFER PRICE”), UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”). UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER.

ON FEBRUARY 16, 2012 AFFILIATES OF THE OFFEROR ANNOUNCED THEIR INTENT TO NOMINATE A SLATE FOR ALL 9 DIRECTORSHIPS (THE “ICAHN SLATE”) ON THE COMPANY’S BOARD OF DIRECTORS AT THE UPCOMING 2012 ANNUAL MEETING OF THE COMPANY’S STOCKHOLDERS.

THE OFFER IS NOT CONDITIONED UPON THE OFFEROR OBTAINING FINANCING. THE OFFER IS CONDITIONED ON THERE BEING VALIDLY TENDERED IN THE OFFER AND NOT PROPERLY WITHDRAWN PRIOR TO MIDNIGHT NEW YORK CITY TIME, ON MARCH 23, 2012 (THE “EXPIRATION DATE”, UNLESS THE OFFEROR SHALL HAVE EXTENDED THE PERIOD DURING WHICH THE OFFER IS OPEN, IN WHICH EVENT “EXPIRATION DATE” SHALL MEAN THE TIME AND DATE AT WHICH THE OFFER, AS SO EXTENDED BY THE OFFEROR, SHALL EXPIRE) THAT NUMBER OF SHARES WHICH, WHEN ADDED TO ANY SHARES ALREADY OWNED BY THE OFFEROR, ITS SUBSIDIARIES AND THEIR AFFILIATES, REPRESENTS AT LEAST A MAJORITY OF THE ISSUED AND OUTSTANDING SHARES ON A FULLY DILUTED BASIS AS OF THE EXPIRATION DATE (SUCH CONDITION, THE “MINIMUM CONDITION”).

THE OFFER IS ALSO SUBJECT TO THE SATISFACTION, PRIOR TO THE EXPIRATION DATE, OF CERTAIN OTHER CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE, INCLUDING, AMONG OTHER CONDITIONS, THAT (I) THE RIGHTS HAVE BEEN REDEEMED AND ARE OTHERWISE

INAPPLICABLE TO THE OFFER AND THE OFFEROR (THE “POISON PILL CONDITION”) AND (II) THE ICAHN SLATE IS ELECTED AND SEATED AS THE NEW BOARD OF DIRECTORS OF THE COMPANY AT THE 2012 ANNUAL MEETING OF THE COMPANY’S STOCKHOLDERS (THE “BOARD CONDITION”). THE OFFEROR RESERVES THE RIGHT (BUT IS NOT OBLIGATED) TO TERMINATE THE OFFER IF, ON OR PRIOR TO MARCH 23, 2012, THE CURRENT BOARD OF DIRECTORS OF THE COMPANY SHALL HAVE COMMENCED A PROCESS REASONABLY SATISFACTORY TO THE OFFEROR TO SELL THE COMPANY, AND THE COMPANY SHALL HAVE PUBLICLY ANNOUNCED THAT: (I) THE COMPANY HAS IMMEDIATELY COMMENCED ITS PROCESS TO SELL THE COMPANY THROUGH A NATIONALLY RECOGNIZED INVESTMENT BANKER; AND (II) THE COMPANY WILL PROVIDE CREDIBLE POTENTIAL BUYERS WITH THE OPPORTUNITY TO CONDUCT TYPICAL DUE DILIGENCE (THE “SALE CONDITION”). THE OFFER IS ALSO SUBJECT TO OTHER CUSTOMARY CONDITIONS. SEE SECTION 14 — “CONDITIONS OF THE OFFER.”

FOR CERTAIN EFFECTS OF THE OFFER ON THE INDEBTEDNESS OF THE COMPANY, SEE SECTION 12– “CERTAIN EFFECTS OF THE OFFER”. FOR THE AVOIDANCE OF DOUBT, NONE OF THE EFFECTS DESCRIBED THEREIN WILL AFFECT THE CONSUMMATION OF THE OFFER IF ALL THE CONDITIONS TO THE OFFER ARE SATISFIED.

THIS OFFER REFERS TO A POSSIBLE PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF CVR ENERGY, INC. FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF CVR ENERGY, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN EXHIBIT I TO THE SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2012.

A summary of the principal terms of the Offer begins on page 1. You should read this entire Offer to Purchase and the Letter of Transmittal carefully before deciding whether to tender your Shares in the Offer. Questions and requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the location and telephone number set forth on the back cover of this Offer to Purchase. Stockholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street,

22nd Floor

New York, NY 10005

Banks and Brokerage Firms Please Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 347-4750

Email: information@dfking.com

February 23, 2012

IMPORTANT

If you desire to tender all or any portion of your Shares to the Offeror pursuant to the Offer, you should either (a) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, and mail or deliver the Letter of Transmittal (or a manually executed facsimile thereof) and any other required documents to The Colbent Corporation, in its capacity as depositary for the Offer (the “Depositary“), and either (i) deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal (or a manually executed facsimile thereof) or (ii) tender your Shares by book-entry transfer by following the procedures described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES,” in each case prior to the Expiration Date, or (b) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares to the Offeror pursuant to the Offer.

If you desire to tender your Shares pursuant to the Offer and the certificates representing your Shares are not immediately available, and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights are not available, you cannot comply in a timely manner with the procedures for tendering your Shares by book-entry transfer, or you cannot deliver all required documents to the Depositary prior to the Expiration Date, you may tender your Shares to the Offeror pursuant to the Offer by following the procedures for guaranteed delivery described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.”

* * * * *

Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to D.F. King & Co., Inc., as information agent for the Offer (which we refer to as the “Information Agent“), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer materials may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

SUMMARY TERM SHEET

IEP Energy LLC, a Delaware limited liability company (the “Offeror”) and Icahn Enterprises Holdings L.P., a Delaware limited partnership, as a co-bidder, are offering to purchase all of the issued and outstanding Shares for the Offer Price. The following are some of the questions that you, a holder of Shares, may have and the answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to “we,” “our” or “us” refer to the Offeror.

WHO IS OFFERING TO BUY MY SECURITIES?

Our names are IEP Energy LLC (the “Offeror”) and Icahn Enterprises Holdings L.P. Both the Offeror and Icahn Enterprises Holdings L.P., are co-bidders in the Offer. The following persons may also be deemed to be co-bidders: Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Partners Master Fund II L.P., Icahn Partners Master Fund III L.P., High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Onshore LP, Icahn Offshore LP, Icahn Capital L.P., IPH GP LLC, Icahn Enterprises G.P. Inc., Beckton Corp. and Carl C. Icahn. The Offeror is a Delaware limited liability company and a wholly-owned subsidiary of Icahn Enterprises Holdings L.P., a Delaware limited partnership. Both entities are affiliated with Carl C. Icahn. Certain other entities affiliated with Carl Icahn beneficially own an aggregate of approximately 14.54% of the issued and outstanding Shares. The Offeror was formed for the purpose of acquiring all of the issued and outstanding Shares. See the “Introduction” to this Offer to Purchase and Section 8 — “CERTAIN INFORMATION CONCERNING THE OFFEROR”.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are offering to purchase all of the issued and outstanding Shares. Each Share is comprised of one share of common stock, par value $.01, of CVR Energy, Inc. (“CVR” or the “Company”) together with one associated right issued pursuant to the Rights Agreement. See the “Introduction” and Section 1 — “TERMS OF THE OFFER”.

WHAT ARE THE ASSOCIATED RIGHTS?

The associated rights are rights issued pursuant to the Rights Agreement, dated January 13, 2012, between CVR Energy, Inc. and American Stock Transfer & Trust Company, LLC, as Rights Agent that are issued and outstanding. The Rights were issued to all of the Company’s stockholders, but currently are not represented by separate certificates. A tender of your Shares will include a tender of both your shares of Common Stock and the associated Rights, unless certificates representing the Rights are issued as provided in the Rights Agreement prior to the consummation of the Offer.

WHAT ARE YOUR PURPOSES FOR THE OFFER AND PLANS FOR THE COMPANY AFTER THE OFFER IS CONSUMMATED?

The purpose of the Offer is to acquire all Shares validly tendered and not properly withdrawn prior to the Expiration Date of the Offer and thereby provide immediate liquidity at a premium for those stockholders choosing to tender their Shares.

The Offer is conditioned on, among other things, the election of our slate of directors at the 2012 Annual Meeting of Stockholders of CVR. If the Offer is consummated, we expect that the new Board will commence a process to put the Company up for sale. Any such transaction would be subject to approval of CVR’s new Board and stockholders, if necessary. See Section 11 – “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CONTINGENT CASH PAYMENT AGREEMENT”.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT?

We are offering to pay $30 per share, without interest, net to you, in cash, but subject to any withholding of taxes, for each Share tendered and accepted for payment in the Offer. In addition, tendering stockholders whose Shares are accepted for payment by the Offeror will receive one non-transferable contingent cash payment right (“CCP”) for each Share tendered, which represents the contractual right to receive an additional cash payment per Share if a definitive agreement for the sale of the Company is executed within nine months following the Expiration Date and such transaction closes. The additional cash payment will be equal to the net amount (whether in cash or securities) in excess of $30 per share for which the Company is sold (less fees and expenses) and will be delivered to holders of CCPs within ten business days following the closing of such transaction. See the “Introduction” and Section 11 – “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CONTINGENT CASH PAYMENT AGREEMENT”. For a complete understanding of the contingent cash payment rights, you are encouraged to read the full text of the contingent cash payment agreement, a form of which is attached as Schedule II to this Offer to Purchase.

WHAT IS A CCP AND HOW DOES IT WORK?

A CCP represents the non-transferable contingent right to receive, for each Share tendered in the Offer and accepted for payment, an additional cash payment, less any applicable withholding taxes and without interest, if a definitive agreement for the sale of the Company is executed within nine months following the Expiration Date and such transaction closes. The additional cash payment will be equal to the net amount (whether in cash or securities) in excess of $30 per share for which the Company is sold (less fees and expenses) and will be delivered to holders of CCPs within ten business days following the closing of such transaction. See Section 11 – “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CONTINGENT CASH PAYMENT AGREEMENT”. For a complete understanding of the contingent cash payment rights, you are encouraged to read the full text of the contingent cash payment agreement, a form of which is attached as Schedule II to this Offer to Purchase.

MAY I TRANSFER MY CONTINGENT PAYMENT RIGHTS?

The CCPs will not be transferable except: (1) on death by will or intestacy; (2) pursuant to a court order; (3) by operation of law; and (4) in the case of CCPs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, to the extent allowable by DTC (as defined below). See Section 11 – “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CONTINGENT CASH PAYMENT AGREEMENT”. For a complete understanding of the contingent cash payment rights, you are encouraged to read the full text of the contingent cash payment agreement, a form of which is attached as Schedule II to this Offer to Purchase.

ARE THERE OTHER MATERIAL TERMS OF THE CONTINGENT CASH PAYMENTS?

In addition to the terms and conditions described above, the CCPs will not have any voting or dividend rights and will not represent any equity or ownership interest in the Company or us. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CCPs. See Section 11 – “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CONTINGENT CASH PAYMENT AGREEMENT”. For a complete understanding of the contingent cash payment rights, you are encouraged to read the full text of the contingent cash payment agreement, a form of which is attached as Schedule II to this Offer to Purchase.

IS THERE AN AGREEMENT GOVERNING THE OFFER?

No, there is no agreement governing the Offer.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

On February 15, 2012, the last full trading day before the Offeror publicly announced its intention to commence the Offer, the closing price of CVR’s Common Stock reported on the New York Stock Exchange (the “NYSE”) was $27.60 per Share. On February 22, 2012, the last full trading day before commencement of the Offer, the closing price of CVR’s Common Stock reported on the NYSE was $29.46 per Share. We advise you to obtain a recent quotation for CVR’s Common Stock in deciding whether to tender your Shares. See Section 6 — “PRICE RANGE OF THE SHARES”

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

If you are the record owner of your Shares and you tender your Shares to the Offeror in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a bank, broker or other nominee, and your bank, broker or other nominee tenders your Shares on your behalf, your bank, broker or other nominee may charge you a fee for doing so. You should consult your bank, broker or other nominee to determine whether any charges will apply. See the “Introduction”.

WHAT DOES THE BOARD OF DIRECTORS OF CVR THINK OF THE OFFER?

On February 16, 2012, CVR issued a press release in which it stated: “CVR Energy’s Board of Directors will review all of Mr. Icahn’s actions and respond as appropriate in due course.”

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

Yes. We and our parent, Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), are able to provide 100% of the funds required to pay for the Shares tendered from our cash, cash equivalents and from our ability to realize cash upon the sale of liquid securities. Icahn Enterprises Onshore-Offshore Investor LLC, a subsidiary of Icahn Enterprises Holdings (“Icahn Investor”), has agreed to provide 100% of the funds required to pay any and all amounts that may become due under the CCPs and is able to provide such funds, from its cash, cash equivalents and from its ability to realize cash upon the sale of liquid securities. The Offer is not conditioned upon us or Icahn Investor entering into any financing arrangements and the Offeror currently does not have any alternative financing plans. See Section 9 — “SOURCE AND AMOUNT OF FUNDS”.

DO YOU INTEND TO UNDERTAKE A PROXY SOLICITATION TO REPLACE SOME OR ALL OF CVR’S DIRECTORS WITH YOUR NOMINEES FOR DIRECTORS?

Yes, we currently intend to nominate and solicit proxies (the “Proxy Solicitation”) for the election of nine nominees at CVR’s 2012 Annual Meeting of Stockholders. Neither this Offer to Purchase nor the Offer constitutes a solicitation of proxies in connection with the Proxy Solicitation or otherwise. Any such solicitation, including the Proxy Solicitation, will be made only pursuant to separate proxy solicitation materials complying with the requirements of the rules and regulations of the SEC.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

We do not think our financial condition, or that of Icahn Investor, is relevant to your decision whether to tender in the Offer because the form of payment, both at the Expiration Date and under the CCPs, consists solely of cash and we and Icahn Investor have all of the financial resources necessary to complete the Offer. See Section 9 — “SOURCE AND AMOUNT OF FUNDS”.

WHAT IS THE “MINIMUM CONDITION” TO THE OFFER?

We are not obligated to purchase any Shares that are validly tendered in the Offer unless there has been validly tendered in the Offer and not withdrawn before the expiration of the Offer that number of Shares which, when added to any Shares already owned by the Offeror, its subsidiaries and their respective affiliates, represents a majority of the issued and outstanding Shares on a fully diluted basis as of the expiration date of the Offer. We refer to this condition as the “Minimum Condition.” See Section 14 — “CONDITIONS OF THE OFFER”.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER OTHER THAN THE MINIMUM CONDITION?

•

The Offeror reserves the right (but is not obligated) to terminate the Offer if, on or prior to March 23, 2012, the current board of directors of the Company shall have commenced a process reasonably satisfactory to the Offeror to sell the Company, and the Company shall have publicly announced that: (i) the Company has immediately commenced its process to sell the Company through a nationally recognized investment banker; and (ii) the Company will provide credible potential buyers with the opportunity to conduct typical due diligence (the “Sale Condition”).

•	We are not obligated to purchase any Shares unless the Rights have been redeemed and are otherwise inapplicable to the Offer and the Offeror.

•	We are not obligated to purchase any Shares unless the Icahn Slate is elected and seated as the new board of directors of the Company at the 2012 Annual Meeting of the Company’s stockholders.

The Offer is also subject to other customary conditions. The Offer is not conditioned upon our obtaining financing. See Section 14 — “CONDITIONS OF THE OFFER”.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

If the conditions to the Offer as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived and we consummate the Offer, the number of stockholders and the number of Shares that are held by the public will be reduced and such number of stockholders and such number of Shares may be so small that there may no longer an active public trading market (or, possibly, there may not be any public trading market) for the Shares. Also, it is possible that CVR may no longer be required to make filings with the SEC or otherwise comply with the rules of the SEC relating to publicly held companies on account of its equity interests. See the “Introduction” and Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

The Offer is conditioned on, among other things, the election of our slate of directors at the 2012 Annual Meeting of Stockholders of CVR. If the Offer is consummated, we expect that the new Board will commence a process to put the Company up for sale. Any such transaction would be subject to approval of CVR’s new Board and stockholders, if necessary. See Section 11 – “PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CONTINGENT CASH PAYMENT AGREEMENT”.

IF I TENDER MY SHARES, WHEN AND HOW WILL I GET PAID?

If the conditions to the Offer as set forth in Section 14 — “CONDITIONS OF THE OFFER” are satisfied or waived and we consummate the Offer and accept your Shares for payment, we will pay you an amount equal to the number of Shares you tendered multiplied by $30 in cash, without interest, less any applicable withholding taxes promptly following expiration of the Offer. In addition, tendering stockholders whose Shares are accepted for payment by the Offeror will receive one non-transferable contingent cash payment right (“CCP”) for each Share tendered, which represents the contractual right to receive an additional cash payment per Share if a definitive agreement for the sale of the Company is executed within nine months following the Expiration Date and such transaction closes. The additional cash payment will be equal to the net amount (whether in cash or securities) in excess of $30 per share for which the Company is sold (less fees and expenses) and will be delivered to holders of CCPs within ten business days following the closing of such transaction. See Section 1 — “TERMS OF THE OFFER” and Section 4 — “ACCEPTANCE FOR PAYMENT AND PAYMENT OF SHARES”. For a complete understanding of the contingent cash payment rights, you are encouraged to read the full text of the contingent cash payment agreement, a form of which is attached as Schedule II to this Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

Unless we extend the expiration date of the Offer, you will have until 12:00 midnight, New York City time, on March 23, 2012, to tender your Shares in the Offer. If you cannot deliver everything that is required to tender your Shares by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Section 1 — “TERMS OF THE OFFER” and Section 2 — “PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

We can extend the Offer from time to time and for any reason. We may extend the offer in the following circumstances:

•	If any of the conditions to the Offer have not been satisfied or waived, we can extend the Offer until such time as they are satisfied or waived; or

•

We may elect to extend the Expiration Date for any period required by applicable federal securities laws and the rules and regulations of the SEC thereunder (the “Securities Laws”) and the rules and regulations of the NYSE applicable to the Offer (it being understood that if we increase the Offer Price, we will be required to extend the Expiration Date for the minimum period required under the Securities Laws).

See Section 1— “TERMS OF THE OFFER.”

WILL YOU PROVIDE A SUBSEQUENT OFFERING PERIOD?

We may elect to provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. We do not currently intend to include a subsequent offering period, although we reserve the right to do so. See Section 1—“TERMS OF THE OFFER”.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED OR IF A SUBSEQENT OFFERING PERIOD IS PROVIDED?

If we extend the Offer or provide a subsequent offering period, we will inform The Colbent Corporation (which is the depositary for the Offer) of that fact and will make a public announcement, not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire. See Section 1 — “TERMS OF THE OFFER”.

ARE THERE ANY CONSEQUENCES OF THE OFFER ON THE INDEBTEDNESS OF THE COMPANY OF WHICH I SHOULD BE AWARE?

If the Offeror and its affiliates (or any “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act) become the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of 35% or more of the voting shares of the Company, including as a result of the consummation of the Offer, the lenders under CVR’s $400 million asset-backed revolving credit agreement, dated as of February 22, 2011, as amended (the “ABL Facility”) will have the right to cause all unpaid amounts to be immediately due and payable. Because the Offeror and its affiliates currently beneficially own 14.54% of CVR’s issued and outstanding Shares, if they acquire an additional 20.47% or more of the Shares (including pursuant to the Offer), a change of control will occur under the ABL Facility and the lenders will have the right to cause all unpaid amounts to be immediately due and payable. CVR reported in its Form 10-Q filed with the SEC on November 7, 2011, that as of November 3, 2011, there were no borrowings under the ABL Facility.

If the Offeror and its affiliates (or any “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act) become the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of 50% or more of the voting shares of the Company, including as a result of the consummation of the Offer, then the Company would be required to make an offer to each holder to repurchase all outstanding notes at a price equal to 101% of the principal amount of notes repurchased. CVR stated in an investor presentation filed with the SEC on February 8, 2012, that approximately $670 million of notes were outstanding.

In addition, if CVR fails to pay the outstanding indebtedness under its ABL Facility when due, including as a result of an acceleration of the maturity dates as described above or if CVR fails to make the change of control offer as required under the Company’s indentures, there could occur an event of default under the ABL Facility, the indentures governing CVR’s outstanding notes and/or agreements governing its other outstanding indebtedness which will enable the lenders under the ABL Facility, the holders of the notes or the trustee, and the lenders holding any other indebtedness, to declare any such debt immediately due and payable. In the aggregate, CVR stated in its Form 10-Q filed with the SEC on November 7, 2011, that as of September 30, 2011, it had approximately $592 million of outstanding indebtedness. In addition, on December 9, 2011, CVR announced that it had issued an additional $200 million of notes, bringing the total amount of indebtedness to approximately $792 million.

The foregoing description of the Company’s existing indebtedness is qualified in its entirety by reference to the definitive documents governing that indebtedness, copies of which have been filed by the Company with the SEC. See Section 7 – “CERTAIN INFORMATION CONCERNING THE COMPANY”.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver the certificates representing your shares of Common Stock and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, together with a completed letter of transmittal, to The Colbent Corporation, the depositary for the Offer, before the time the Offer expires. If your Shares are held in “street name” through a bank, broker or other nominee, the Shares can be tendered by your bank, broker or other nominee through The Depository Trust Company. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration date of the Offer, you may get additional time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three NYSE trading days after the date of the notice of guaranteed delivery. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. If all conditions to the Offer have been satisfied on the Expiration Date, the Offeror will deposit with the Depositary the proceeds required to consummate the Offer and will promptly accept for payment and pay for all properly tendered Shares that have not been withdrawn. See Section 1 — “TERMS OF THE OFFER” and Section 3 — “WITHDRAWAL RIGHTS”.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the Shares. See Section 3 – “WITHDRAWAL RIGHTS”.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE OFFER?

If you are a U.S. holder, the receipt of the Offer Price pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local, or foreign income or other tax laws. The Offer Price consists of cash and a CCP. There is substantial uncertainty as to the tax treatment of the CCP; consequently, the receipt of the Offer Price may be treated as either a “closed transaction” or an “open transaction” for United States federal income tax purposes, which affects the amount of gain or loss recognized at the time of the consummation of the Offer. In addition, it is unclear to what extent payments in the future in respect of a CCP would be taxed at capital gains rates. Stockholders are urged to consult with their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer. For a more detailed explanation of the U.S. federal income tax considerations relevant to the Offer, see Section 5 —“Certain Material United States Federal Income Tax Considerations.”

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call D.F. King & Co., Inc. at the following numbers: Banks and Brokerage Firms Call Collect at (212) 269-5550 and all others call Toll Free at (800) 347-4750. D.F. King & Co., Inc. is acting as the information agent for the Offer. See the back cover of this Offer to Purchase.

To the Holders of Common Stock and Associated Rights of

CVR ENERGY, INC.:

INTRODUCTION

IEP ENERGY LLC, A DELAWARE LIMITED LIABILITY COMPANY (THE “OFFEROR”) AND ICAHN ENTERPRISES HOLDINGS L.P., AS CO-BIDDER, ARE HEREBY MAKING AN OFFER TO PURCHASE ALL OF THE ISSUED AND OUTSTANDING SHARES OF COMMON STOCK, PAR VALUE $0.01 PER SHARE (THE “COMMON STOCK”), OF CVR ENERGY, INC., A DELAWARE CORPORATION (THE “COMPANY” OR “CVR”), INCLUDING THE ASSOCIATED RIGHTS ISSUED PURSUANT TO THE RIGHTS AGREEMENT, DATED JANUARY 13, 2012 (AS IT MAY BE AMENDED FROM TIME TO TIME, THE “RIGHTS AGREEMENT”), BETWEEN THE COMPANY AND AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS RIGHTS AGENT, THAT ARE ISSUED AND OUTSTANDING (THE “RIGHTS” AND, TOGETHER WITH THE COMMON STOCK, THE “SHARES”) FOR $30 NET PER SHARE IN CASH, PLUS ONE NON-TRANSFERABLE CONTINGENT CASH PAYMENT RIGHT FOR EACH SHARE, WHICH REPRESENTS THE CONTRACTUAL RIGHT TO RECEIVE AN ADDITIONAL CASH PAYMENT PER SHARE IF A DEFINITIVE AGREEMENT FOR THE SALE OF THE COMPANY IS EXECUTED WITHIN NINE MONTHS FOLLOWING THE EXPIRATION DATE AND SUCH TRANSACTION CLOSES (THE “OFFER PRICE”), WITHOUT INTEREST, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL (WHICH, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS HERETO OR THERETO, COLLECTIVELY CONSTITUTE THE “OFFER”).

The Offer is not conditioned upon the Offeror obtaining financing. The Offer is conditioned on there being validly tendered in the Offer and not properly withdrawn prior to midnight New York City time, on March 23, 2012 (the “Expiration Date”, unless the Offeror shall have extended the period during which the Offer is open, in which event “Expiration Date” shall mean the time and date at which the Offer, as so extended by the Offeror, shall expire) that number of Shares which, when added to any Shares already owned by the Offeror, its subsidiaries and their affiliates, represents a majority of the issued and outstanding Shares on a fully diluted basis as of the Expiration Date (such condition, the “Minimum Condition”).

The Offer is also subject to the satisfaction, prior to the Expiration Date, of certain other conditions set forth in this Offer to Purchase, including, among other conditions, that (i) the Rights have been redeemed and are otherwise inapplicable to the Offer and the Offeror (the “Poison Pill Condition”) and (ii) the Icahn Slate is elected and seated as the new board of directors of the Company at the 2012 Annual Meeting of the Company’s stockholders (the “Board Condition”). The Offeror reserves the right (but is not obligated) to terminate the Offer if, on or prior to March 23, 2012, the current board of directors of the Company shall have commenced a process reasonably satisfactory to the Offeror to sell the Company, and the Company shall have publicly announced that: (i) the Company has immediately commenced its process to sell the Company through a nationally recognized investment banker; and (ii) the Company will provide credible potential buyers with the opportunity to conduct typical due diligence.

The Offer is also subject to other customary conditions. See Section 14 — “CONDITIONS OF THE OFFER.”

According to the Company’s Form 10-Q filed for the quarterly period ended September 30, 2011, filed with the SEC on November 7, 2011, there were 86,573,498 shares of Common Stock outstanding as of November 1, 2011 and 1,177,896 outstanding options and shares of restricted stock as of September 30, 2011. For purposes of the Offer, “fully diluted basis” assumes that all outstanding stock options are presently exercisable. If the Offeror accepts for payment and pays for the Shares tendered in the Offer, the Offeror will own and control a majority of the outstanding shares of the Company which, among other things, would allow the Offeror and its affiliates to control the election of directors. See Section 12 — “CERTAIN EFFECTS OF THE OFFER”.

Certain material U.S. federal income tax consequences of the sale of Shares pursuant to the Offer are described in Section 5 — “CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES”.

Stockholders of record who hold Shares registered in their own name and tender their Shares directly to the Depositary (as defined below) will not be obligated to pay brokerage fees, commissions, solicitation fees or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes, if any, on the purchase of Shares by the Offeror pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will be charged any service fees. The Offeror will pay all charges and expenses of D.F. King & Co., Inc., as Information Agent (the “Information Agent”), and The Colbent Corporation, as Depositary (the “Depositary”), incurred in connection with the Offer. See Section 16 – “FEES AND EXPENSES”.

THIS OFFER REFERS TO A PROXY SOLICITATION. THIS OFFER TO PURCHASE IS NOT INTENDED TO AND DOES NOT CONSTITUTE (I) A SOLICITATION OF A PROXY, CONSENT OR AUTHORIZATION FOR OR WITH RESPECT TO THE ANNUAL MEETING OR ANY SPECIAL MEETING OF THE COMPANY’S STOCKHOLDERS OR (II) A SOLICITATION OF A CONSENT OR AUTHORIZATION IN THE ABSENCE OF ANY SUCH MEETING. ANY SUCH SOLICITATION WHICH THE OFFEROR MAY MAKE WILL BE MADE ONLY PURSUANT TO PROXY OR CONSENT SOLICITATION MATERIALS COMPLYING WITH ALL APPLICABLE REQUIREMENTS OF SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO SOLICITATION OF PROXIES BY MR. ICAHN AND HIS AFFILIATES FROM THE STOCKHOLDERS OF CVR ENERGY, INC. FOR USE AT ITS ANNUAL MEETING WHEN AND IF THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION. WHEN AND IF COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WHICH WILL BE MAILED TO STOCKHOLDERS OF CVR ENERGY, INC. AND WILL BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN EXHIBIT I TO THE SCHEDULE 14A FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2012.

The Shares are registered under the Exchange Act. Accordingly, the Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file periodic reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”) relating to its business, financial condition and other matters. Information, as of particular dates, concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interest of such persons in transactions with the Company is required to be disclosed in such proxy statements and distributed to the Company’s stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection at the public reference facilities at the SEC’s principal office at 100 F Street, NE, Washington DC 20549. The SEC maintains a site on the World Wide Web, and the reports, proxy statements and other information filed by the Company with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC’s customary fees, from the SEC’s principal office at 100 F Street, NE, Washington DC 20549.

Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND YOU SHOULD READ THEM IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1. TERMS OF THE OFFER.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Offeror will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as permitted under Section 3 — “WITHDRAWAL RIGHTS”.

The Offer is conditioned upon the satisfaction of the Minimum Condition, the Poison Pill Condition, the Board Condition, and the other conditions set forth in Section 14 — “CONDITIONS OF THE OFFER” (collectively with the Sale Condition, the “Offer Conditions”). The Offeror reserves the right (but is not obligated) to terminate the Offer if, on or prior to March 23, 2012, the current board of directors of the Company shall have commenced a process reasonably satisfactory to the Offeror to sell the Company, and the Company shall have publicly announced that: (i) the Company has immediately commenced its process to sell the Company through a nationally recognized investment banker; and (ii) the Company will provide credible potential buyers with the opportunity to conduct typical due diligence (the “Sale Condition”).

The Offeror may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer, subject to applicable law, including the requirements of Rule 14d-4 under the Securities and Exchange Act, as amended (the “Exchange Act”). The Offer is currently scheduled to expire at 12:00 midnight, New York City time, on March 23, 2012.

Subject to the applicable rules and regulations of the SEC (including the requirements of Rule 14d-4 under the Exchange Act), the Offeror reserves the right (but in no event shall be obligated), in its sole discretion, to waive any or all of the Offer Conditions. If, on or prior to the Expiration Date, any or all of the Offer Conditions have not been satisfied or waived, the Offeror reserves the right, subject to complying with applicable federal securities laws and the rules and regulations of the SEC thereunder (the “Securities Laws”) and the rules and regulations of the NYSE, to: (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering stockholders; (ii) waive all the unsatisfied Offer Conditions (subject to the terms of Section 14 hereof) and purchase all Shares validly tendered; (iii) extend the Offer and, subject to the right of stockholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended; and (iv) amend the Offer.

The Offeror expressly reserves the right, in its sole discretion, at any time and from time to time, and subject to complying with the Securities Laws and the rules and regulations of the NYSE: (i) to extend the period of time during which the Offer is open which may delay acceptance for payment of, and the payment for, any Shares; (ii) to waive any of the Offer Conditions; and (iii) amend the Offer, including by increasing the consideration offered, in each case, by giving oral or written notice of such waiver, extension or amendment to the Depositary and making a public announcement thereof. In addition, the Offeror may extend the Offer for any period required by the Securities Laws or the staff of the SEC or as required by applicable law.

The rights reserved by the Offeror in the preceding paragraphs are in addition to the Offeror’s rights pursuant to Section 14.

Rule 14e-1(c) under the Exchange Act requires the Offeror to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

We may elect to provide a “subsequent offering period” in accordance with Rule 14d-11 under the Exchange Act. A subsequent offering period, if one is included, will be an additional period of time beginning after we have purchased Shares tendered during the Offer, during which stockholders may tender, but not withdraw, their Shares and receive the Offer Price. We do not currently intend to include a subsequent offering period, although we reserve the right to do so.

If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if the Offeror waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Date, the Offeror decreases the number of Shares being sought or increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

If, on or before the Expiration Date, the Offeror increases the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

Any extension, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Offeror may choose to make any public announcement, the Offeror shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, “business day” means any day other than a Saturday, Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

A request is being made to the Company for the use of its stockholder list and security position listing for the purposes of disseminating the Offer to Purchase (and the related Letter of Transmittal and other relevant materials) to the holders of Shares. Upon compliance by the Company with such request, this Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to registered holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR ACCEPTING THE OFFER AND TENDERING SHARES.

VALID TENDERS. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as hereinafter defined) in connection with a book-entry transfer of Shares, and any other documents required by the Letter of Transmittal, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, and either (i) certificates representing tendered Shares and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, must be received by the Depositary, or such Shares must be tendered pursuant to the procedure for book-entry transfer set forth below (and confirmation of receipt of such delivery must be received by the Depositary), in each case on or prior to the Expiration Date, or (ii) the guaranteed delivery procedures set forth below must be complied with. No alternative, conditional or contingent tenders will be accepted.

SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (i) if such Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” in the Letter of Transmittal, or (ii) if Shares are tendered for the account of a firm that is a member in good standing of the Security Transfer Agent’s Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (each being hereinafter referred to as an “Eligible Institution”). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If a certificate representing Shares or a certificate, if any, representing the associated Rights, is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or Shares not accepted for payment or not tendered are to be registered in the name of a person other than the registered holder, the applicable certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name(s) of the registered holder(s) appears on the certificate, with the signature(s) on the certificate or stock power guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Offeror, proper evidence satisfactory to the Offeror of their authority to so act must be submitted. See Instruction 5 of the Letter of Transmittal.

BOOK-ENTRY TRANSFER. The Depositary will establish accounts with respect to the Shares at The Depository Trust Company (“DTC”) for purposes of the Offer within two (2) business days after the date of this Offer to Purchase, and any financial institution that is a participant in DTC’s system may make book-entry delivery of the Shares by causing DTC to transfer such Shares into the Depositary’s account in accordance with DTC’s procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message and any other required documents, must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with. The term “Agent’s Message” means a message transmitted through electronic means by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that such participant has received, and agrees to be bound by, the terms of the Letter of Transmittal. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH DTC’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and such stockholder’s certificates representing Shares and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, are not immediately available (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered, PROVIDED that all of the following conditions are satisfied:

(a)	such tender is made by or through an Eligible Institution;

(b)	the Depositary receives, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Offeror; and

(c)	the certificates representing all tendered Shares and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, in proper form for transfer (or confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal are received by the Depositary within three trading days after the date of such Notice of Guaranteed Delivery. A “trading day” is any day on which the New York Stock Exchange is open for business.

The Notice of Guaranteed Delivery may be delivered by hand, or may be transmitted by facsimile transmission or mail, to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING CERTIFICATES FOR SHARES AND, IF CERTIFICATES HAVE BEEN ISSUED IN RESPECT OF RIGHTS PRIOR TO THE EXPIRATION TIME, CERTIFICATES REPRESENTING THE ASSOCIATED RIGHTS, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

DETERMINATION OF VALIDITY. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tendered Shares will be determined by the Offeror, in its sole discretion. The Offeror reserves the absolute right to reject any or all tenders of any Shares that it determines are not in appropriate form or the acceptance for payment of or payment for which may, in the opinion of the Offeror’s counsel, be unlawful. The Offeror also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been expressly waived or cured to the satisfaction of the Offeror. None of the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give any such notification.

BACKUP WITHHOLDING. Under U.S. federal income tax laws, backup withholding will apply to any payments made pursuant to the Offer unless you provide the Depositary with your correct taxpayer identification number and certify that you are not subject to such backup withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. Currently, the backup withholding rate is 28%. If you are a non-resident alien or foreign entity not subject to backup withholding, you must give the Depositary a completed applicable Form W-8 before receipt of any payment.

OTHER REQUIREMENTS. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Offeror as such stockholder’s proxy, in the manner set forth in the Letter of Transmittal, with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by the Offeror (and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase), effective if, when and to the extent that the Offeror accepts such Shares for payment pursuant to the Offer. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares or other securities accepted for payment will, without further action, be revoked, and no subsequent proxies may be given by such stockholder nor any subsequent written consents executed (and, if given or executed, will not be deemed effective). Such designees of the Offeror will, with respect to such Shares and other securities or rights issuable in respect thereof, be empowered to exercise all voting and other rights of such stockholder as it, in its sole discretion, may deem proper in respect of any annual, special or adjourned meeting of the Company’s stockholders, action by written consent in lieu of any such meeting or otherwise.

The Offeror’s acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Offeror upon the terms and subject to the conditions of the Offer.

3. WITHDRAWAL RIGHTS.

Tenders of Shares made pursuant to the Offer may be withdrawn (i) at any time prior to the Expiration Date or (ii) at any time after April 23, 2012, unless theretofore accepted for payment by the Offeror as provided herein. If all conditions to the Offer have been satisfied on the Expiration Date, the Offeror will deposit with the Depositary the proceeds required to consummate the Offer. For a withdrawal of Shares tendered to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name(s) in which the certificate(s) representing such Shares and the certificate(s), if any, representing the associated Rights, are registered, if different from that of the person who tendered such Shares. If certificates for Shares or the certificates, if any, for the associated Rights to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers shown on the particular certificates evidencing such Shares or associated Rights, as applicable, to be withdrawn must also be furnished to the Depositary prior to the physical release of the Shares to be withdrawn. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 2, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn Shares and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES” at any time prior to the Expiration Date.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion. None of the Offeror, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal, nor shall any of them incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and will pay for Shares validly tendered prior to the Expiration Date and not properly withdrawn, promptly after the Expiration Date. If all conditions to the Offer have been satisfied on the Expiration Date, the Offeror will deposit with the Depositary the proceeds required to consummate the Offer. If any delay would be in contravention of Rule 14e-1(c) of the Exchange Act, the Offeror will extend the Offer. See Section 1 — “TERMS OF THE OFFER”. The Offeror will not accept Shares for payment unless all conditions to the Offer have been satisfied or waived.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing such Shares and, if certificates have been issued in respect of Rights prior to the Expiration Time, certificates representing the associated Rights, (or a timely confirmation of a book-entry transfer of such Shares into the Depositary’s account at DTC, as described in Section 2 — “PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES”), (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or, in connection with a book-entry transfer, an Agent’s Message), and (iii) any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Shares tendered prior to the Expiration Date when, as and if the Offeror gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Offeror’s acceptance for payment of such Shares. Payment for Shares so accepted for payment will be made by the deposit of the purchase price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving such payment from the Offeror and transmitting such payment to tendering stockholders. Under no circumstances will interest be paid on the Offer Price.

If, prior to the Expiration Date, the Offeror increases the consideration to be paid for Shares pursuant to the Offer, the Offeror will pay such increased consideration for all Shares accepted for payment or paid for pursuant to the Offer, whether or not such Shares have been tendered, accepted for payment or paid for prior to such increase in the consideration.

5. CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

The following is a summary of the material U.S. federal income tax considerations relevant to the Offer applicable to CVR stockholders whose Shares are tendered and accepted for payment pursuant to the Offer. This summary is based upon existing U.S. federal income tax law, which is subject to change or differing interpretations (possibly with retroactive effect). This summary does not address all aspects of U.S. federal income taxation which may be relevant to particular CVR stockholders in light of their individual investment circumstances, such as stockholders subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers and tax-exempt organizations) or to stockholders who acquired Shares in connection with stock option, stock purchase or restricted stock plans or in other compensatory transactions, or as part of a straddle, hedge, conversion, constructive sale or other integrated security transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those discussed below.

This summary does not discuss any U.S. federal income tax considerations relevant to CVR stockholders who are not “U.S. holders” (as defined below). If you are not a U.S. holder you should consult with your tax advisor as to the U.S. federal, state, local, and foreign tax laws applicable to the Offer. This summary is limited to CVR stockholders who hold their Shares as “capital assets” (generally, property held for investment) under the Internal Revenue Code of 1986 (the “Code”). You are urged to consult your tax advisor regarding the U.S. federal income tax considerations relevant to the Offer, as well as the effects of state, local, and foreign tax laws.

For purposes of this summary, a “U.S. holder” is a CVR stockholder that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States; (ii) a corporation or other entity taxable as a corporation that is created in, or organized under the law of, the United States or any state or political subdivision thereof; (iii) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or (iv) a trust, (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (B) that has otherwise elected to be treated as U.S. person under the Code.

If a partnership holds Shares, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership that holds Shares, you should consult your tax advisor regarding the tax considerations relevant to the Offer.

This discussion is for general information only and should not be construed as tax advice. It is a summary and does not purport to be a comprehensive analysis or description of all potential U.S. federal income tax consequences of the Offer. We urge you to consult your tax advisor with respect to the particular U.S. federal, state, and local, or foreign tax consequences of the Offer to you.

General

The receipt of the Offer Price by a U.S. holder whose Shares are tendered and accepted for payment pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. The amount of gain or loss a U.S. holder recognizes, and the timing and potentially the character of a portion of such gain or loss, depends on the U.S. federal income tax treatment of the CCP, with respect to which there is substantial uncertainty.

The Offer Price consists of cash and a CCP; consequently, the receipt of the Offer Price may be treated as either a “closed transaction” or an “open transaction” for U.S. federal income tax purposes. The installment method of reporting any gain attributable to the receipt of a CCP will not be available because the Shares are traded on an established securities market. The following sections discuss the U.S. federal income tax consequences of the receipt of the Offer Consideration in the event it is treated as an open transaction and, alternatively, in the event it is treated as a closed transaction. There is no authority directly addressing whether contingent payment rights with characteristics similar to the rights under a CCP should be taxed as “open transactions” or “closed transactions,” and such question is inherently factual in nature. Accordingly, holders are urged to consult their tax advisors regarding this issue. The CCPs also may be treated as debt instruments for U.S. federal income tax purposes. However, as such treatment is unlikely, the discussion below does not address the tax consequences of such a characterization. We urge you to consult your tax advisor with respect to the proper characterization of the receipt of a CCP.

Treatment as Open Transaction

Receipt of the Offer Price would generally be treated as an “open transaction” if the value of a CCP cannot be “reasonably ascertained.” If the receipt of the Offer Price is treated as an “open transaction” for U.S. federal income tax purposes, a U.S. holder generally should recognize capital gain or loss for U.S. federal income tax purposes upon consummation of the Offer in an amount equal to the difference, if any, between the amount of cash received and such U.S. holder’s adjusted tax basis in the Shares tendered pursuant the Offer. Gain or loss recognized in the transaction must be determined separately for each identifiable block of Shares tendered pursuant the Offer (i.e., Shares acquired at the same cost in a single transaction). Any such gain or loss should be long-term if the Shares were held for more than one year prior to such disposition. The deductibility of capital losses is subject to certain limitations.

If the transaction is treated as an “open transaction” for U.S. federal income tax purposes, the CCP would not be taken into account in determining the holder’s taxable gain upon receipt of the Offer Price and a U.S. holder would take no tax basis in the CCP, but would be subject to tax as payment under the CCP were made or deemed made in accordance with the U.S. holder’s regular method of accounting. A portion of such payment may be treated as interest income under Section 483 of the Code (as described below) and the balance, in general, as capital gain. It is the position of the Internal Revenue Service (“IRS”), as reflected in Treasury Regulations, that only in “rare and extraordinary cases” is the value of property so uncertain as to warrant open transaction treatment.

Treatment as Closed Transaction

If the value of the CCP can be “reasonably ascertained,” the transaction generally should be treated as a “closed transaction” for U.S. federal income tax purposes, and gain or loss would be determined upon consummation of the Offer in the same manner as if the transaction were an “open transaction,” except that a U.S. holder would take into account the fair market value of the CCP determined on the date of the consummation of the Offer as an additional amount realized for purposes of calculating gain or loss with respect to the disposition of Shares. It is possible that the trading value of the Shares would be considered along with other factors in determining whether the value of the CCP is reasonably ascertainable.

If the transaction is treated as a “closed transaction” for U.S. federal income tax purposes, a U.S. holder’s initial tax basis in the CCP will equal the fair market value of the CCP on the date of the consummation of the Offer. The holding period of the CCP will begin on the day following the date of the consummation of the Offer.

Payments Under the CCP

Treatment as Open Transaction. If the transaction is treated as an “open transaction,” a payment in the future to a U.S. holder of a CCP should be treated as a payment under a contract for the sale or exchange of Shares to which Section 483 of the Code applies. Under Section 483, a payment made pursuant to the CCP more than one year after the date of the sale of Shares will be treated as interest, which will be ordinary income to the U.S. holder of the CCP. The interest amount will equal the excess of the amount received over its present value at the consummation of the Offer, calculated using the applicable federal rate as the discount rate and using such U.S. holder’s regular method of accounting (such amount being taken into account when paid, in the case of a cash method holder, and, when fixed, in the case of an accrual method holder). The portion of the payment pursuant to the CCP that is not treated as interest under Section 483 of the Code should be treated as gain from the sale of a capital asset, as discussed above.

Treatment as Closed Transaction. There is no authority directly on point with respect to the treatment of payments similar to those under the CCP. You should therefore consult your tax advisor as to the taxation of such payments. Under characterization as a “closed transaction,” a payment with respect to each CCP would likely be treated as a non-taxable return of a U.S. holder’s adjusted tax basis in the CCP to the extent thereof. A payment in excess of such amount may be treated as either (i) payment with respect to a sale of a capital asset, (ii) income taxed at ordinary rates, or (iii) dividends. Additionally, it is possible that, were a payment to be treated as being with respect to the sale of a capital asset, a portion of such payment would constitute imputed interest under Section 483 of the Code (as described directly above under “Treatment as Open Transaction”).

Due to the legal and factual uncertainty regarding the valuation and tax treatment of the CCP, you are urged to consult your tax advisors concerning the recognition of gain, if any, resulting from the receipt of the CCP in the Offer.

Information Reporting and Backup Withholding

Information reporting to the IRS generally will be required with respect to payments of the Offer Price to holders other than corporations and other exempt recipients. In addition, under the “backup withholding” provisions of the United States federal income tax laws, the Depositary may be required to withhold a portion of the amount of payments made to certain holders pursuant to the Offer and possibly a portion of the amount of any payment made under the CCP. In order to prevent U.S. federal income tax backup withholding with respect to payments, a U.S. holder must provide the Depositary with such holder’s correct taxpayer identification number (“TIN”) and certify that such holder is not subject to backup withholding by completing the IRS Form W-9 in the Letter of Transmittal. Certain holders (including, among others, all corporations and certain foreign individuals and entities) may not be subject to backup withholding. If a holder does not provide its correct TIN or fails to provide the certifications described above, the IRS may impose a penalty on the holder, and payments to the holder pursuant to the Offer as well as payments pursuant to the CCPs, may be subject to backup withholding. All U.S. holders should complete and sign the IRS Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary or the Information Agent) in order to avoid backup withholding. Such stockholders should consult a tax advisor to determine which Form W-8 is appropriate. See Instruction 9 of the Letter of Transmittal.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the IRS.

6. PRICE RANGE OF SHARES.

PRICE RANGE OF SHARES. The Company’s Common Stock is listed and traded on the NYSE and traded under the symbol “CVI.” The following table sets forth, for the calendar periods indicated, the high and low sales prices for the Common Stock on the NYSE, as reported in the Company’s Form 10-K filed with the SEC on March 7, 2011 for calendar years 2009 and 2010, and as reported by published financial sources for all other periods.

CALENDAR YEAR	HIGH	LOW
CALENDAR 2009
First Quarter	$6.71	$3.13
Second Quarter	$10.74	$5.24
Third Quarter	$12.67	$6.21
Fourth Quarter	$13.89	$6.50
CALENDAR 2010
First Quarter	$9.60	$7.10
Second Quarter	$9.41	$6.89
Third Quarter	$8.34	$6.71
Fourth Quarter	$15.35	$7.89
CALENDAR 2011
First Quarter	$23.16	$14.65
Second Quarter	$24.62	$18.39
Third Quarter	$28.88	$20.14
Fourth Quarter	$27.47	$17.00
CALENDAR 2012
First Quarter through February 22, 2012	$29.46	$19.72

The Rights currently trade together with the Common Stock. On February 15, 2012, the last trading day before the Offeror announced its intention to commence the Offer, the closing price of the Common Stock reported on the NYSE was $27.60 per Share. On February 22, 2012, the last full trading day before commencement of the Offer, the closing price of the Common Stock reported on the NYSE was $29.46 per Share. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

CVR Energy, Inc. is a Delaware corporation with its principal executive offices located at 2277 Plaza Drive, Suite 500, Sugar Land, Texas 77479, where its telephone number is (281) 207-3200. CVR, through its wholly-owned subsidiaries, acts as an independent petroleum refiner and marketer of high value transportation fuels in the mid-continental United States. In addition, CVR, through its wholly-owned subsidiaries, owns the general partner and approximately 70% of the common units of CVR Partners, LP, a publicly-traded partnership which acts as an independent producer and marketer of upgraded nitrogen fertilizer products in North America. CVR’s operations include two business segments: the petroleum segment and the nitrogen fertilizer segment.

According to the Company’s Form 10-Q filed for the quarterly period ended September 30, 2011, filed with the SEC on November 7, 2011, there were 86,573,498 shares of Common Stock outstanding as of November 1, 2011.

Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available.

8. CERTAIN INFORMATION CONCERNING THE OFFEROR.

IEP Energy LLC, a Delaware limited liability company, or the Offeror, is a wholly-owned subsidiary of Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), a co-bidder, and was formed solely for the purpose of making the Offer. To date, the Offeror has not carried on any activities other than those related to its formation and the Offer. Icahn Enterprises Onshore-Offshore Investor LLC, a Delaware limited liability company (“Icahn Investor”), which has agreed to pay any amounts that may be due under the CCPs if we fail to pay such amounts, is a wholly-owned subsidiary of Icahn Enterprises Holdings that is engaged in the business of investing in securities. The business address of the Offeror, Icahn Investor and Icahn Enterprises Holdings is 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

Icahn Enterprises Holdings is a Delaware limited partnership. Icahn Enterprises Holdings’ general partner is Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”), a Delaware corporation. Icahn Enterprises Holdings’ limited partner is Icahn Enterprises LP, (“Icahn Enterprises”) a Delaware limited partnership. Icahn Enterprises GP is the general partner of Icahn Enterprises. Mr. Carl C. Icahn is the indirect holder of approximately 93.0% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises. Icahn Enterprises G.P. Inc. is 100% owned by Beckton Corp. (“Beckton”), a Delaware corporation. Beckton Corp. is 100% owned by Mr. Carl C. Icahn, a United States citizen. The business address of Mr. Icahn is c/o Icahn Associates Corp., 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300. The business address of each of Icahn Enterprises Holdings, Icahn Enterprises L.P., Icahn Enterprises G.P. Inc. and Beckton Corp. is 767 Fifth Avenue, 47th Floor, New York, New York, 10153, where the business phone number is (212) 702-4300.

Icahn Enterprises Holdings is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of Icahn Enterprises L.P. and Icahn Enterprises Holdings. Beckton Corp. is primarily engaged in the business of holding the capital stock of Icahn Enterprises G.P. Inc. Icahn Enterprises L.P., a master limited partnership, is a diversified holding company engaged in eight primary business segments: Investment, Automotive, Gaming, Railcar, Food Packaging, Metals, Real Estate and Home Fashion.

Mr. Icahn’s current principal occupation or employment is set forth on Schedule I attached hereto and is incorporated by reference herein. Also set forth on Schedule I and incorporated by reference herein are Mr. Icahn’s material occupations, positions, offices or employments during the past five years, including the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on. The name, position, citizenship, business address, current principal occupation or employment, material occupations, positions, offices or employments during the past five years and the principal business and address of any business corporation or other organization in which such occupation, position, office or employment was carried on, of each executive officer and director of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises GP and Beckton Corp. are set forth on Schedule I attached hereto and incorporated by reference herein. Each of the executive officers and directors listed on Schedule I hereto is a United States citizen.

None of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP, Beckton Corp., Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, have been, during the past ten years: (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors; or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Except as set forth in this Offer to Purchase, none of the Offeror, Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP, Beckton Corp., Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, has had any transaction that occurred during the past two years with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years between Icahn Enterprises Holdings, Icahn Enterprises, Icahn Enterprises GP, Beckton Corp., Mr. Icahn or any of their respective subsidiaries or, to their respective knowledge, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning any merger, consolidation or acquisition, tender offer for or other acquisition of any class of the Company’s securities, election of the Company’s directors or sale or other transfer of a material amount of the Company’s assets.

As of the date of this Offer to Purchase, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton Corp., Mr. Icahn and their respective affiliates listed on Schedule I hereto, and each associate and majority-owned subsidiary of those persons, beneficially own 12,584,227 Shares, in the aggregate, representing approximately 14.54% of the issued and outstanding Shares. Of these 12,584,227 Shares, (i) Icahn Partners LP (“Icahn Partners”) is the direct beneficial owner of 3,928,395 Shares, representing approximately 4.54% of the issued and outstanding Shares; (ii) High River Limited Partnership (“High River”) is the direct beneficial owner of 2,516,845 Shares of the issued and outstanding Shares, representing approximately 2.91% of the issued and outstanding shares of Common Stock, (iii) Icahn Partners Master Fund LP (“Icahn Master”) is the direct beneficial owner of 4,089,286 Shares, representing approximately 4.72% of the issued and outstanding shares of Common Stock, (iv) Icahn Partners Master Fund II LP (“Icahn Master II”) is the direct beneficial owner of 1,423,232 Shares, representing approximately 1.64% of the issued and outstanding shares of Common Stock, and (v) Icahn Partners Master Fund III LP (“Icahn Master III”) is the direct beneficial owner of 626,469 Shares, representing approximately 0.72% of the issued and outstanding shares of Common Stock. Each of the foregoing percentages is based upon the 86,573,498 shares of Common Stock that were issued and outstanding as of November 1, 2011, as stated by the Company in its Form 10-Q filed for the quarterly period ended September 30, 2011, filed with the SEC on November 7, 2011.

Barberry Corp., a Delaware corporation (“Barberry”) is the sole member of Hopper Investments LLC, a Delaware limited liability company (“Hopper”), which is the general partner of High River. Icahn Offshore LP, a Delaware limited partnership (“Icahn Offshore”) is the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore LP, a Delaware limited partnership (“Icahn Onshore”) is the general partner of Icahn Partners. Icahn Capital LP, a Delaware limited partnership (“Icahn Capital”) is the general partner of each of Icahn Offshore and Icahn Onshore. Icahn Enterprises Holdings is the sole member of IPH GP LLC, a Delaware limited liability company, which is the general partner of Icahn Capital. Beckton is the sole stockholder of Icahn Enterprises GP, which is the general partner of Icahn Enterprises Holdings. Carl C. Icahn is the sole stockholder of each of Barberry and Beckton. As such, Mr. Icahn is in a position indirectly to determine the investment and voting decisions made by each of these entities. In addition, Mr. Icahn is the indirect holder of approximately 93.0% of the issued and outstanding depositary units representing limited partnership interests in Icahn Enterprises L.P. (“Icahn Enterprises”). Icahn Enterprises GP is the general partner of Icahn Enterprises, which is the sole limited partner of Icahn Enterprises Holdings.

Each of High River and Barberry is primarily engaged in the business of investing in securities. Hopper is primarily engaged in the business of serving as the general partner of High River. Each of Icahn Master, Icahn Master II, Icahn Master III and Icahn Partners is primarily engaged in the business of investing in securities. Icahn Offshore is primarily engaged in the business of serving as the general partner of each of Icahn Master, Icahn Master II and Icahn Master III. Icahn Onshore is primarily engaged in the business of serving as the general partner of Icahn Partners. Icahn Capital is primarily engaged in the business of serving as the general partner of each of Icahn Offshore and Icahn Onshore. IPH is primarily engaged in the business of serving as the general partner of Icahn Capital. Icahn Enterprises Holdings is primarily engaged in the business of holding direct or indirect interests in various operating businesses. Icahn Enterprises GP is primarily engaged in the business of serving as the general partner of each of Icahn Enterprises and Icahn Enterprises Holdings. Beckton is primarily engaged in the business of holding the capital stock of Icahn Enterprises GP.

Of the Shares described above, High River has sole voting power and sole dispositive power with regard to 2,516,845 Shares. Each of Hopper, Barberry and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master has sole voting power and sole dispositive power with regard to 4,089,286 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master II has sole voting power and sole dispositive power with regard to 1,423,232 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Master III has sole voting power and sole dispositive power with regard to 626,469 Shares. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares. Icahn Partners has sole voting power and sole dispositive power with regard to 3,928,395 Shares. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn has shared voting power and shared dispositive power with regard to such Shares.

Each of Hopper, Barberry and Mr. Icahn, by virtue of their relationships to High River (as described above), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares which High River directly beneficially owns. Each of Hopper, Barberry and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to each of Icahn Master, Icahn Master II and Icahn Master III (as described above), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares which each of Icahn Master, Icahn Master II and Icahn Master III directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn, by virtue of their relationships to Icahn Partners (as described above), may be deemed to indirectly beneficially own (as that term is defined in Rule 13d-3 under the Exchange Act) the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Icahn disclaims beneficial ownership of such Shares for all other purposes.

None of the Offeror, Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III, High River, Icahn Onshore, Icahn Offshore, Barberry, Hopper, Icahn Capital,, IPH GP LLC, Icahn Enterprises Holdings, Icahn Enterprises GP, Barberry, Mr. Icahn nor, to their respective knowledge, any of the persons listed on Schedule I hereto, has effected any transaction in the Shares during the past 60 days.

Pursuant to Rule 14d-3 under the Exchange Act, the Offeror has filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the ”Schedule TO”), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and its exhibits, as well as other information filed by the Offeror with the SEC, are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at (800) SEC-0330 for further information on the public reference room. Copies of this information may be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at the address above. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains the Schedule TO and its exhibits and other information that the Offeror has filed electronically with the SEC.

9. SOURCE AND AMOUNT OF FUNDS.

The total maximum amount of funds required by the Offeror to purchase all the Shares pursuant to the Offer is estimated to be up to approximately $2.26 billion (excluding the 12,584,227 Shares beneficially owned by the Offeror and its affiliates as of February 22, 2012). The Offeror and Icahn Enterprises Holdings LP will obtain such funds from cash, cash equivalents and from its ability to realize cash upon sale of liquid securities. The Offer is not conditioned on the Offeror entering into any financing arrangements or obtaining any financing and the Offeror currently does not have any alternative financing plans.

The total maximum amount of funds required by the Offeror and Icahn Investor to satisfy the obligations that may arise under the CCPs is not presently known. However, based upon the number of Shares currently outstanding, if a definitive agreement for the sale of the Company were to be executed within nine months following the Expiration Date for a hypothetical price of $37 per Share, and such transaction closed, the total maximum amount of funds required to satisfy the CCPs pursuant to the Offer is estimated to be up to approximately $526 million (excluding the 12,584,227 Shares beneficially owned by the Offeror and its affiliates as of February 22, 2012). Icahn Investor will obtain such funds from cash, cash equivalents and from its ability to realize cash upon sale of liquid securities. The Offer is not conditioned on Icahn Investor entering into any financing arrangements or obtaining any financing and the Offeror currently does not have any alternative financing plans.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH THE COMPANY.

On January 13, 2012, High River, Icahn Partners, Icahn Master, Icahn Master II, Icahn Master III and certain of their affiliates, including Carl C. Icahn (collectively, the “Icahn Parties”) filed a Schedule 13D with the SEC disclosing an aggregate beneficial ownership of 12,584,227 Shares (including Shares underlying call options that were beneficially owned by the Icahn Parties at such time). The Icahn Parties stated that they believed the Shares were undervalued. The Icahn Parties also disclosed that they may have conversations with management of CVR to discuss its business and strategic alternatives. Shortly thereafter representatives of the Icahn Parties contacted representatives of CVR to arrange a meeting.

On January 23, 2012, representatives of the Icahn Parties met with Jack Lipinski, Chief Executive Officer of the Company, and Frank Pici, Chief Financial Officer of the Company, in New York. At that meeting, the parties discussed a range of issues including their respective views of the business and the Company’s performance. In addition, representatives of the Icahn Parties discussed their objection to the Company’s poison pill that was adopted on January 13, 2012.

On February 7, 2012, the Icahn Parties amended their Schedule 13D to disclose that they had exercised all of their call options and that they beneficially owned 12,584,227 Shares.

On February 13, 2012, Carl C. Icahn and other representatives of the Icahn Parties spoke with Jack Lipinski, the Chairman, Chief Executive Officer, and President of the Issuer, and discussed the initiatives announced on February 13th by the Company. Representatives of the Icahn Parties stated that they believed that shareholders would be better served if the Company commenced a process to put itself up for sale, rather than pursue the limited initiatives announced by the Company. The Icahn Entities expressed their belief that there are three or four possible acquirers that could benefit greatly from the synergies that could be realized from a combination with the Company and that are better positioned to hedge currently high crack spreads. Mr. Lipinski stated that he would take the Icahn Parties’ suggestions under advisement and discuss them with his board of directors and advisors. On February 13, 2012, the Icahn Parties amended their Schedule 13D to disclose this discussion.

On February 16, 2012, Carl C. Icahn called Jack Lipinski to notify him that the Icahn Parties would be delivering a Notice of Nomination of Persons for Election to the Board of Directors and the Proposal of Other Business to be Transacted by the Stockholders at the 2012 Annual Meeting of Stockholders of CVR (the ”Nomination Notice”), but Mr. Lipinski did not return the call. On February 16, 2012, representatives of the Icahn Parties delivered the Nomination Notice to the Company. On February 16, 2012, the Icahn Parties amended their Schedule 13D to disclose that they had delivered the Nomination Notice, and included a copy of the Nomination Notice as an Exhibit to such amendment.

The Nomination Notice provides that the Icahn Parties intend to appear at the Company’s 2012 Annual Meeting of Stockholders or a special meeting of stockholders of the Company called for a similar purpose, in person or by proxy, to nominate and seek to elect Bob G. Alexander, SungHwan Cho, George W. Hebard III, Vincent J. Intrieri, Samuel Merksamer, Stephen Mongillo, Daniel A. Ninivaggi, James M. Strock and Glenn R. Zander, as members of the Board of Directors of the Company. In addition, the Nomination Notice also stated that the Icahn Parties reserve the right, if they discover that CVR’s board of directors has effected any changes to the Company’s by-laws that appear to be adverse to the interests of CVR’s stockholders, to propose that stockholders adopt a resolution that would repeal such changes.

On February 16, 2012, Mr. Icahn issued a press release announcing that his affiliates intend to commence a tender offer for all Shares of the Company at $30 per share, plus a Contingent Value Right. On February 16, 2012, the Icahn Parties amended their Schedule 13D to include a copy of this press release. The press release provided:

FOR IMMEDIATE RELEASE

Icahn Announces Tender Offer

for ALL of the Outstanding Shares of CVR Energy

At $30 Per Share in Cash, PLUS Cash Contingent Value Right

Icahn Proposes Full Slate of 9 Directors for CVR Energy Board

Contact: Susan Gordon (212) 702-4309

New York, New York, February 16, 2012 – Carl C. Icahn today announced a tender offer through one or more of his affiliated companies for all of the outstanding shares of common stock, and related stock purchase rights, of CVR Energy, Inc. (the “Company”). Tendering shareholders will be paid $30 per share in cash, plus a Contingent Value Right. The Contingent Value Right will entitle holders to an additional payment, in cash, equal to the value that the Company is sold for in excess of $30 per share. Mr. Icahn also announced his intent to nominate a slate for all 9 directorships on the CVR Energy board of directors.

CVR Energy Should Be Sold

As previously announced, Mr. Icahn believes that the Company should be put up for sale. If the current Board puts the Company up for sale before the initial expiration date of our tender offer (expected to be on or about March 23), then Mr. Icahn reserves the right to withdraw the tender offer and proxy fight. However, if the Company is not put up for sale, Mr. Icahn will proceed with the tender offer and proxy fight, in an effort to elect a new Board that will have a shareholder mandate to sell the Company.

The Tender Offer

Closing of the tender offer will not be subject to any due diligence or financing conditions. The tender offer will be subject to there being validly tendered and not withdrawn at least 35.76% of the issued and outstanding shares of the Company. That number of shares, when added to the shares already owned by the offeror and its affiliates, represents a majority of the issued and outstanding shares of the Company. The tender offer will also be conditioned upon the election of the Icahn slate of directors, the elimination of the Company’s poison pill (which the Icahn directors intend to do upon their election), and other typical conditions. The tender offer will include withdrawal rights so that a tendering shareholder can freely withdraw any shares prior to the acceptance of such shares for payment under the tender offer.

The Contingent Value Right

In the event that a definitive agreement for the sale of the Company is executed within nine months following the closing of the tender offer, all tendering shareholders whose shares were purchased in the tender offer will receive an additional cash payment, through a non-transferable Contingent Value Right, equal to the amount (whether in cash or securities) in excess of $30 per share for which the Company is sold. Shareholders whose shares are purchased in the tender offer are thus guaranteed a minimum payment of $30 per share – plus upside potential.

Icahn Says: Let The Shareholders Decide

Mr. Icahn stated: “We are launching this tender offer and proxy fight to provide shareholders the opportunity to obtain the value that we believe can be obtained in a sale of the Company. We are offering shareholders a minimum of $30 per share now, a new board with a shareholder mandate to put the Company up for sale, and the upside from a sale of the Company in the form of the Contingent Value Right. This is a win-win-win for shareholders.”

Why We Believe the Contingent Value Right Could Deliver Even More Value

Mr. Icahn believes that a sale of the Company should attract the interest of potential buyers such as Western Refining, Inc., HollyFrontier, Tesoro Corp., Valero, Marathon Petroleum Corp. or ConocoPhilips, among others. Mr. Icahn intends to initiate dialogues with a number of these potential acquirers during the next several weeks. Based on the analysis below, Mr. Icahn believes that a price of at least $37 per share should be achieved in such a sale. A price of $37 would represent a premium of 34.1% over the closing price of $27.60 on February 15, 2012. At that price, the Company’s market capitalization would be $3.25 billion, implying an enterprise value of $2.79 billion for the refinery assets (after backing out the tax-adjusted market value of the Company’s CVR Partners units).1 The Company’s refineries generated $809 million of LTM EBITDA, implying a 3.4x EV/EBITDA multiple, which we believe is a modest discount to current comparable trading multiples.2 As a result, Mr. Icahn believes the Contingent Value Right could provide at least an additional $7.00 of cash per share to tendering shareholders in the context of a sale of the Company based upon public comparables, before considering synergies. The Company’s management has projected 2012 synergies of $32.4 million from the Wynnewood acquisition. Further, we believe that an acquirer of the Company should be able to realize higher synergies, largely due to corporate cost savings and other potential operating synergies, as well as a greater ability to hedge high crack spreads. In light of the foregoing, we believe that the combined value of the tender offer cash price of $30 per share and the Contingent Value Right offer a substantial value opportunity to shareholders beyond the latest closing market price of $27.60.

NOTICE TO INVESTORS

CARL C. ICAHN’S AFFILIATES HAVE NOT YET COMMENCED THE TENDER OFFER REFERRED TO IN THIS PRESS RELEASE. UPON THE COMMENCEMENT OF ANY TENDER OFFER, THESE ENTITIES WILL FILE A TENDER OFFER STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION. THOSE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER AND SHOULD BE READ BY SECURITY HOLDERS. IF THE TENDER OFFER IS COMMENCED, SECURITY HOLDERS WILL BE ABLE TO OBTAIN AT NO CHARGE (I) THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS WHEN THEY BECOME AVAILABLE ON THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV, AND (II) THE OFFER TO PURCHASE AND ALL RELATED DOCUMENTS FROM THE OFFERORS.

[1]

Based on the closing price for CVR Partners of $29.00 per unit on February 15, 2012, CVR’s 50.92 million units would be valued at $1.48 billion. Adjusted for taxes of 40% (assuming zero cost basis), the after-tax value for the units would be $886 million. The Company’s pro forma net debt is $431 million (based on net debt excluding CVR Partners as of September 30, 2011 plus the $607 million closing price for Wynnewood). Subtracting $886 million for CVR Partners and adding $431 million of net debt to the market capitalization of $3.25 billion yields an adjusted enterprise value of $2.79 billion.

[2]	As of February 15, 2012, EV/LTM EBITDA multiples were 3.5x for Valero, 3.5x for Marathon, 4.7x for HollyFrontier, and 3.9x for Western Refining (per Bloomberg)

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN, HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, BARBERRY CORP., ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., IPH GP LLC, ICAHN CAPITAL L.P., ICAHN ONSHORE LP, ICAHN OFFSHORE LP, BECKTON CORP. AND CERTAIN OF THEIR RESPECTIVE AFFILIATES FROM THE STOCKHOLDERS OF CVR ENERGY, INC. FOR USE AT ITS 2012 ANNUAL MEETING WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF CVR ENERGY, INC AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT HTTP://WWW.SEC.GOV. INFORMATION RELATING TO THE PARTICIPANTS IN A PROXY SOLICITATION IS CONTAINED IN EXHIBIT 1 TO THE SCHEDULE 13D TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 16, 2012.

11. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY; CONTINGENT CASH PAYMENT AGREEMENT.

PURPOSE OF THE OFFER. The purpose of the Offer is to acquire all Shares validly tendered and not properly withdrawn prior to the Expiration Date of the Offer and thereby provide immediate liquidity at a premium for those stockholders choosing to tender their Shares, if the Company is not put up for sale by the current Board of Directors of CVR. The Offeror reserves the right (but is not obligated) to terminate the Offer if, on or prior to March 23, 2012, the current board of directors of the Company shall have commenced a process reasonably satisfactory to the Offeror to sell the Company, and the Company shall have publicly announced that: (i) the Company has immediately commenced its process to sell the Company through a nationally recognized investment banker; and (ii) the Company will provide credible potential buyers with the opportunity to conduct typical due diligence (the “Sale Condition”).

PLANS FOR THE COMPANY. The Offer is conditioned on, among other things, the election of our slate of directors at the 2012 Annual Meeting of Stockholders of CVR. If the Offer is consummated, we expect that the new Board will commence a process to put the Company up for sale. Any such transaction would be subject to approval of CVR’s new Board and stockholders, if necessary.

Except as described in this Offer to Purchase, the Offeror does not have any present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Board or management, (iv) any material change in the Company’s capitalization, indebtedness or dividend policy, (v) any other material change in the Company’s corporate structure or business, (vi) a class of securities of the Company being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

THE CONTINGENT CASH PAYMENT AGREEMENT. Tendering stockholders whose Shares are accepted for payment by the Offeror will receive one non-transferable contingent cash payment right (“CCP”) for each Share tendered, which represents the contractual right to receive an additional cash payment per Share if a definitive agreement for the sale of the Company is executed within nine months following the Expiration Date and such transaction closes. At or prior to the Expiration Date, the Offeror will enter into the contingent cash payment agreement with The Colbent Corporation, as Paying Agent. The contingent cash payment agreement sets forth the circumstances under which we will be obligated to deposit the contingent cash payments for distribution to the holders of CCPs and the procedures for making such distributions. If a definitive agreement for the sale of the Company is executed within nine months following the Expiration Date and such transaction closes, the holders of CCPs will have the contractual right to receive an additional cash payment equal to the net amount (whether in cash or securities) in excess of $30 per share for which the Company is sold (less fees and expenses). If a definitive agreement for the sale of the Company is not executed within nine months following the Expiration Date, no payment will become payable to the holders of CCPs.

We are required to deliver a notice to the Paying Agent within five (5) business days following the consummation of a transaction for the sale of the Company. The contingent cash payment agreement requires us to promptly deposit with the Paying Agent for payment to the holders of CCPs the applicable contingent cash payment amount owed, if any. The Paying Agent will pay the applicable contingent cash payment amount, if any, and send a copy of the applicable notice to each holder of a CCP within five (5) business days of receipt of our notice. No interest will accrue or be payable in respect of any of the amounts that may become payable on the CCPs.

Restrictions on Transfer. The CCPs will not be transferable except: (1) on death by will or intestacy; (2) pursuant to a court order; (3) by operation of law; and (4) in the case of CCPs held in book-entry or other similar nominee form, from a nominee to a beneficial owner, to the extent allowable by DTC. The Paying Agent will keep a register for the purpose of registering the CCPs and any permitted transfers of the CCPs in accordance with the contingent cash payment agreement. In addition to the terms and conditions described above, the CCPs will not have any voting or dividend rights and will not represent any equity or ownership interest in CVR or us.

Amendments to the Contingent Cash Payment Agreement. Without the consent of any CCP holders, we and the Paying Agent may enter into one or more amendments, for any of the following purposes:

(a) to evidence the succession of another person as a successor Paying Agent and the assumption by any such successor of the covenants and obligations of the Paying Agent in the contingent cash payment agreement;

(b) to add to the covenants of the Offeror such further covenants, restrictions, conditions or provisions as we and the Paying Agent will consider to be for the protection of the CCP holders; provided that, in each case, such provisions do not adversely affect the interests of the CCP holders;

(c) to cure any ambiguity, or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein,

(d) to make any other provisions with respect to matters or questions arising under the contingent cash payment agreement; provided that, such provisions do not adversely affect the interests of the CCP holders;

(e) as may be necessary or appropriate to ensure that the CCPs are not subject to registration under the Securities Act or the Exchange Act; or

(f) any other amendments hereto for the purpose of adding, eliminating or changing any provisions of the contingent cash payment agreement, unless such addition, elimination or change is adverse to the interests of the CCP holders.

With the consent of the holders of at least a majority of the outstanding CCPs, we and the Paying Agent may enter into one or more amendments thereto for the purpose of adding, eliminating or changing any provisions of the contingent cash payment agreement, even if such addition, elimination or change is materially adverse to the interest of the holders; provided, however, that no such amendment shall, without the consent of each affected holder of CCPs, decrease the amount of cash consideration payable in respect of the CCPs.

Governing Law. Any disputes arising under the contingent cash payment agreement shall be adjudicated exclusively in the federal and New York State courts located in The City of New York.

Termination of the Contingent Cash Payment Agreement. The contingent cash payment agreement will terminate and no payments will be required to be made upon the earlier of (1) the payment of all contingent cash payment amounts required to be paid under the contingent cash payment agreement, (2) the date that is nine months following the Expiration Date (unless prior to such date a definitive agreement for the sale of the Company has been executed) and (3) the date that any such definitive agreement for the sale of the Company that has been executed within nine months following the Expiration Date is terminated (i.e., the date on which the transaction contemplated such agreement becomes incapable of closing).

The above summary of the material provisions of the contingent cash payment agreement does not purport to be complete and is qualified in its entirety by reference to the contingent cash payment agreement, a form of which is attached hereto as Schedule II to this Offer to Purchase. Copies of the form of contingent cash payment agreement and Schedule TO, and any other filings that we make with the SEC with respect to the Offer, may be obtained in the manner set forth in Section 8 “Certain Information Concerning the Offeror.” For a complete understanding of the contingent cash payment agreement, you are encouraged to read the full text of the contingent cash payment agreement.

12. CERTAIN EFFECTS OF THE OFFER.

EFFECT ON THE INDEBTEDNESS OF THE COMPANY. If the Offeror and its affiliates (or any “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act) become the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of 35% or more of the voting shares of the Company, including as a result of the consummation of the Offer, the lenders under CVR’s $400 million asset-backed revolving credit agreement, dated as of February 22, 2011, as amended (the “ABL Facility”) will have the right to cause all unpaid amounts to be immediately due and payable. Because the Offeror and its affiliates currently beneficially own 14.54% of CVR’s issued and outstanding Shares, if they acquire an additional 20.47% or more of the Shares (including pursuant to the Offer), a change of control will occur under the ABL Facility and the lenders will have the right to cause all unpaid amounts to be immediately due and payable. CVR reported in its Form 10-Q filed with the SEC on November 7, 2011, that as of November 3, 2011, there were no borrowings under the ABL Facility.

If the Offeror and its affiliates (or any “group” within the meaning of Sections 13(d) and 14(d) of the Exchange Act) become the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, of 50% or more of the voting shares of the Company, including as a result of the consummation of the Offer, then the Company would be required to make an offer to each holder to repurchase all outstanding notes at a price equal to 101% of the principal amount of notes repurchased. CVR stated in an investor presentation filed with the SEC on February 8, 2012, that approximately $670 million of notes were outstanding.

In addition, if CVR fails to pay the outstanding indebtedness under its ABL Facility when due, including as a result of an acceleration of the maturity dates as described above or if CVR fails to make the change of control offer as required under the Company’s indentures, there could occur an event of default under the ABL Facility, the indentures governing CVR’s outstanding notes and/or agreements governing its other outstanding indebtedness which will enable the lenders under the ABL Facility, the holders of the notes, and the lenders holding any other indebtedness, to declare any such debt immediately due and payable. In the aggregate, CVR stated in its Form 10-Q filed with the SEC on November 7, 2011, that as of September 30, 2011, it had approximately $592 million of outstanding indebtedness. In addition, on December 9, 2011, CVR announced that it had issued an additional $200 million of notes, bringing the total amount of indebtedness to approximately $792 million.

The foregoing description of the Company’s existing indebtedness is qualified in its entirety by reference to the definitive documents governing that indebtedness, copies of which have been filed by the Company with the SEC. See Section 7 – “CERTAIN INFORMATION CONCERNING THE COMPANY”.

EFFECT ON THE MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly. Consequently, depending upon the number of Shares purchased and the number of remaining holders of Shares, the purchase of Shares pursuant to the Offer may adversely affect the liquidity and market value of the remaining Shares held by the public. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

The Offer is conditioned on, among other things, the election of our slate of directors at the 2012 Annual Meeting of Stockholders of CVR. If the Offer is consummated, we expect that the new Board will commence a process to put the Company up for sale. Any such transaction would be subject to approval of CVR’s new Board and stockholders, if necessary. There can be no assurance that a buyer will be found for the Company or that such a sale would be approved by CVR’s Board and stockholders, if necessary. If the Offer is consummated and such a sale is not completed, the Offeror would own and control a majority of the outstanding shares of the Company which, among other things, would allow the Offeror and its affiliates to control the election of directors. See Section 12 – CERTAIN EFFECTS OF THE OFFER.

STOCK QUOTATIONS. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares. Depending upon the aggregate market value and the number of Shares not purchased pursuant to the Offer, the Shares may no longer meet the standards for continued listing on the NYSE. According to its published guidelines, the NYSE would give consideration to delisting the Shares if, among other things, the number of publicly held Shares falls below 600,000, the number of holders of Shares falls below 400 or the Company’s average total global market capitalization over a consecutive 30 trading day period is less than $25 million. Shares held by officers or directors of the Company or their immediate families, or by any beneficial owner of 10% or more of the Shares, ordinarily will not be considered as being “publicly held” for this purpose. According to the Company’s Form 10-Q filed for the quarterly period ended September 30, 2011, filed with the SEC on November 7, 2011, there were 86,573,498 shares of Common Stock outstanding as of November 1, 2011. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE for continued listing and the listing of the Shares is discontinued, the market for the Shares could be adversely affected.

If the NYSE were to delist the Shares, it is possible that the Shares would continue to trade on another securities exchange or in the over-the-counter market and that price or other quotations would be reported by such exchange or other sources. The extent of the public market for such Shares and the availability of such quotations would depend, however, upon such factors as the number of stockholders and/or the aggregate market value of the publicly traded Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration under the Exchange Act as described below, and other factors. The Offeror cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the price of the Offer Price.

EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of the Company to the SEC if such Shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the Shares. The termination of the registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC, and would make certain of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with stockholders meetings and the related requirement of an annual report to stockholders, and the requirements of Rule 13e-3 with respect to going private transactions, no longer applicable with respect to the Shares or to the Company. Furthermore, if registration of the Shares under the Exchange Act were terminated, the ability of “affiliates” of the Company and persons holding “restricted securities” of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or, with respect to certain persons, eliminated. If the Shares were no longer registered under the Exchange Act, the Shares would no longer be eligible for NYSE listing.

MARGIN SECURITIES. The Shares are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on such Shares as collateral. Depending on factors similar to those described above regarding listing and market quotations, it is possible the Shares would no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and therefore could no longer be used as collateral for loans made by brokers. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be “margin securities.”

13. DIVIDENDS AND DISTRIBUTIONS.

If, on or after the date of this Offer to Purchase, the Company should (i) split, combine or otherwise change the Shares or its capitalization, (ii) acquire or otherwise cause a reduction in the number of outstanding Shares or (iii) issue or sell any additional Shares, shares of any other class or series of capital stock, other voting securities or any securities convertible into, or options, rights or warrants, conditional or otherwise, to acquire, any of the foregoing, then, without prejudice to the Offeror’s rights under Section 14, the Offeror, in its sole discretion, may make such adjustments to the Offer Price and other terms of the Offer as it deems appropriate to reflect such split, combination or other change.

If, on or after the date of this Offer to Purchase, the Company should declare or pay any dividend on the Shares or make any other distribution (including the issuance of additional shares of capital stock pursuant to a stock dividend or stock split, the issuance of other securities or the issuance of rights for the purchase of any securities) with respect to the Shares that is payable or distributable to stockholders of record on a date prior to the transfer to the name of the Offeror or its nominee or transferee on the Company’s stock transfer records of the Shares purchased pursuant to the Offer, then, without prejudice to the Offeror’s rights under Section 14, (i) the purchase price per Share payable by the Offeror pursuant to the Offer will be reduced to the extent any such dividend in excess of the usual cash dividend or distribution is payable in cash and (ii) any non-cash dividend, distribution or right shall be received and held by the tendering stockholder for the account of the Offeror and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance and subject to applicable law, the Offeror will be entitled to all the rights and privileges as owner of any such non-cash dividend, distribution or right and may withhold the entire purchase price or deduct from the purchase price the amount or value thereof, as determined by the Offeror, in its sole discretion.

14. CONDITIONS OF THE OFFER.

The Offeror shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer if on or prior to March 23, 2012, the current board of directors of the Company shall have commenced a process reasonably satisfactory to the Offeror to sell the Company, and the Company shall have publicly announced that: (i) the Company has immediately commenced its process to sell the Company through a nationally recognized investment banker; and (ii) the Company will provide credible potential buyers with the opportunity to conduct typical due diligence (the “Sale Condition”). If the Sale Condition occurs, the Offeror may (but is not obligated to) terminate the Offer, or may waive the Sale Condition.

In addition, notwithstanding any other provisions of the Offer, it shall be a condition of the Offer that:

(1)	There shall be validly tendered and not properly withdrawn prior to the Expiration Date for the Offer that number of Shares which, when added to any Shares already owned by the Offeror, its subsidiaries and their affiliates, represents a majority of the issued and outstanding Shares on a fully diluted basis as of the Expiration Date of the Offer (such condition, the “Minimum Condition”);

(2)	The Rights have been redeemed and are otherwise inapplicable to the Offer and the Offeror (the “Poison Pill Condition”); and

(3)	The Icahn Slate shall have been elected and seated as the new board of directors of the Company at the 2012 Annual Meeting of the Company’s stockholders (the “Board Condition”).

Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Offeror’s rights to extend and amend the Offer, the Offeror shall not be required to accept for payment or pay for any Shares tendered pursuant to the Offer, and may terminate or amend the Offer and may postpone the acceptance for payment of and payment for, Shares tendered, if (i) any one or more of the Minimum Condition, the Poison Pill Condition or the Board Condition is not satisfied or waived prior to the expiration of the Offer, or (ii) if at any time prior to the expiration of the Offer, the Sale Condition or any of the following conditions shall occur:

(a)	a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which: (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment, purchase of or payment for any Shares by the Offeror; (ii) imposes or confirms limitations on the ability of the Offeror effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Offeror pursuant to the Offer or otherwise on all matters properly presented to the Company’s stockholders; (iii) imposes or confirms limitations on the ability of the Offeror to fully exercise the voting rights conferred pursuant to its appointment as proxy in respect of all tendered Shares which it accepts for payment; or (iv) requires divestiture by the Offeror of any Shares;

(b)	there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above;

(c)	there shall be any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Company by any federal or state court, government or governmental authority or agency, which would have a material adverse effect upon the Company or the value of the Shares resulting from a change of control in the Company;

(d)	there shall have occurred: (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States; (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States; (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States; (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States; (v) a material change in United States or other currency exchange rates or a suspension or a limitation on the markets thereof; or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

(e)	there shall have been threatened, instituted or pending any action or proceeding before any court or governmental agency or other regulatory or administrative agency or commission or by any other person, challenging the acquisition of any Shares pursuant to the Offer or otherwise directly or indirectly relating to the Offer;

(f)	the Offeror shall have become aware of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings prior to the date of the Offer in relation to all matters covered in earlier filings), in any document filed by or on behalf of the Company or any of its entities with the SEC which the Offeror shall have determined in its reasonable judgment is materially adverse to the Company;

(g)	there shall have occurred since the date of the Offer to Purchase, any change in the compensation paid or payable by the Company or its entities to their directors, officers or employees, including the granting of additional shares, stock options or bonuses, in each case outside the ordinary course of business or not consistent with past practice, or the adoption of additional severance or other payments payable in the event of a termination of employment or change of control;

(h)	any change or development shall have occurred or been threatened since the date of the Offer to Purchase in the business, properties, assets, liabilities, financial condition, operations, results of operations, or prospects for the business of the Company which is outside the ordinary course of the Company’s business or may be materially adverse to the Company, or the Offeror shall have become aware of any fact that has not been previously publicly disclosed by the Company that could reasonably be expected to have a material adverse effect on the value of the Shares;

(i)	the Company shall have: (i) issued, or authorized or proposed the issuance of, any securities of any class, or any securities convertible into, or rights, warrants or options to acquire, any such securities or other convertible securities other than pursuant to the exercise or conversion of currently outstanding stock options or convertible securities; or (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding Shares;

(j)	the Company, or its board of directors or any of the Company’s subsidiary entities or any governing body thereof shall have authorized, proposed or announced its intention to propose any material change to its articles of incorporation or bylaws, any merger, consolidation or business combination or reorganization transaction, acquisition of assets, disposition of assets or material change in its capitalization or indebtedness, or any comparable event not in the ordinary course of business;

(k)	a tender offer or exchange offer for some or all of the Shares shall have been made or publicly announced or proposed to be made, supplemented or amended by any person other than the Offeror; or

(l)	all waiting periods and any extensions thereof applicable to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder, shall not have expired or terminated.

The foregoing conditions are for the sole benefit of the Offeror and may be asserted by the Offeror regardless of the circumstances giving rise to any such condition, and may be waived by the Offeror, in whole or in part, at any time and from time to time, prior to the Expiration Date, in the sole discretion of the Offeror and subject to the applicable rules and regulations of the SEC (including Rule 14d-4 under the Exchange Act). The failure by the Offeror at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. Should the Offer be terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment pursuant thereto shall forthwith be returned to the tendering stockholders. In determining whether the Minimum Condition has been satisfied, the Offeror may take into account warrants, options or other rights to acquire Shares (whether or not immediately exercisable) based upon publicly available information as filed by the Company with the SEC.

15. CERTAIN LEGAL MATTERS.

GENERAL. Except as described in this Offer, based on a review of publicly available filings by the Company with the SEC and other publicly available information concerning the Company, the Offeror is not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Offeror’s acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Offeror pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under “State Takeover Laws”. See Section 14 — “CONDITIONS OF THE OFFER”.

STATE TAKEOVER LAWS. A number of states have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted such laws. Except as described herein, the Offeror does not know whether any of these laws will, by their terms, apply to the Offer or any merger or other business combination between the Offeror or any of the Offeror’s subsidiaries or affiliates and the Company, and the Offeror has not complied with any such laws. If any government official or third party seeks to apply any state takeover law to the Offer or any merger or other business combination between the Offeror or any of the Offeror’s subsidiaries or affiliates and the Company, the Offeror may take any action as then appears desirable, which action may include challenging the applicability or validity of such statute in appropriate court proceedings. If it is asserted that one or more state takeover statutes is applicable to the Offer or any such merger or other business combination and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or any such merger or other business combination, the Offeror might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of Shares, and the Offeror may be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or any such merger or other business combination. In such case, the Offeror may not be obligated to accept for payment or pay for any tendered Shares. See Section 14 — “CONDITIONS OF THE OFFER”.

The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the Delaware General Corporation Law (“Section 203”) prohibits an “interested stockholder” (which includes a person who owns or has the right to acquire 15% or more of the corporation’s outstanding voting stock) from engaging in a “business combination” (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder unless certain conditions are met. However, the Company’s certificate of incorporation contains a provision stating that Section 203 shall not apply to the Company.

ANTITRUST. Under the HSR Act and the rules that have been promulgated thereunder by the Federal Trade Commission (the “FTC”), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the “Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is subject to such requirements. See Section 14 — “CONDITIONS OF THE OFFER”.

Pursuant to the requirements of the HSR Act, the Offeror intends to file a Notification and Report Form with respect to the Offer with the Antitrust Division and the FTC. The waiting period applicable to the purchase of Shares pursuant to the Offer will be fifteen (15) days after such filing. However, prior to such time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from the Offeror. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Offeror with such request. Thereafter, such waiting period can be extended only by court order.

Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the waiting period applicable to the consummation of the Offer under the HSR Act. See Section 14 — “CONDITIONS OF THE OFFER”. Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 3 — “WITHDRAWAL RIGHTS”. If the Offeror’s acquisition of Shares is delayed pursuant to a request by the Antitrust Division or the FTC for additional information or documentary material pursuant to the HSR Act, the Offer may be extended in certain circumstances. See Section 1 — “TERMS OF THE OFFER”.

The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Offeror pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Offeror does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 14 – “CONDITIONS OF THE OFFER”, including conditions with respect to certain governmental actions.

16. FEES AND EXPENSES.

The Offeror has retained D.F. King & Co., Inc. to be the Information Agent and The Colbent Corporation to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

The Offeror will not pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

17. MISCELLANEOUS.

The Offer is being made to all holders of Shares. The Offeror is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Offeror becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Offeror will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Offeror cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Offeror by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE OFFEROR NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

The Offeror has filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto (the “Schedule”), pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act (the “Exchange Act Rules”), furnishing certain additional information with respect to the Offer. Such Schedule(s) and any amendments thereto, including exhibits, should be available for inspection at the public reference facilities at the SEC’s principal office at 100 F Street, NE, Washington DC 20549. The SEC maintains a site on the World Wide Web, and the Schedule filed by the Offeror with the SEC may be accessed electronically on the World Wide Web at http://www.sec.gov. Copies of such material may also be obtained by mail, upon payment of the SEC’s customary fees, from the SEC’s principal office at 100 F Street, NE, Washington DC 20549.

February 23, 2012

SCHEDULE I

EXECUTIVE OFFICER(S) AND DIRECTOR(S) OF

IEP ENERGY LLC, BARBERRY CORP., BECKTON CORP., HIGH RIVER LIMITED PARTNERSHIP, HOPPER INVESTMENTS LLC, ICAHN CAPITAL LP, ICAHN ENTERPRISES G.P. INC., ICAHN ENTERPRISES HOLDINGS L.P., ICAHN OFFSHORE LP, ICAHN ONSHORE LP, ICAHN PARTNERS LP, ICAHN PARTNERS MASTER FUND LP, ICAHN PARTNERS MASTER FUND II L.P., ICAHN PARTNERS MASTER FUND III L.P., AND IPH GP LLC

The name and positions of the executive officers and directors of IEP Energy LLC, Barberry, Beckton, High River, Hopper, Icahn Capital, Icahn Enterprises G.P., Icahn Enterprises Holdings, Icahn Offshore, Icahn Onshore, Icahn Partners, Icahn Master Fund, Icahn Master Fund II, Icahn Master Fund III, and IPH GP are set forth below. The following sets forth with respect to each executive officer and director such person’s (a) name, (b) present principal occupation or employment and the name and principal business of any corporation or other organization in which such employment or occupation is conducted and (c) material occupations, positions, offices or employments during at least the last five years, giving the starting and ending dates of each and the name and principal business of any business corporation or other organization in which such occupation, position, office or employment was carried on. Each such executive officer and/or director: (i) is a citizen of the United States of America; and (ii) such principal business address is c/o Icahn Associates Corp., 767 Fifth Avenue, Suite 4700, New York, New York, 10153, where the business phone number is (212) 702-4300.

IEP Energy LLC

Icahn Enterprises Holdings L.P. — Member

Barberry Corp.

Carl C. Icahn — Chairman of the Board; President

Jordan Bleznick — Vice President/Taxes*

Gail Golden — Vice President

Vincent J. Intrieri — Vice President

Keith Cozza — Secretary; Treasurer

Beckton Corp.

Carl C. Icahn — Chairman of the Board; President

Jordan Bleznick — Vice President/Taxes*

Keith Cozza — Secretary; Treasurer

High River Limited Partnership

Hopper Investments LLC — General Partner

Hopper Investments LLC

Barberry Corp. — Member

Icahn Capital LP

IPH GP LLC — General Partner

Icahn Enterprises Holdings L.P. — Limited Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Daniel A. Ninivaggi — President

Dominick Ragone — Chief Financial Officer

Keith Cozza — Chief Compliance Officer

*Authorized	solely to execute documents related to tax matters.

Icahn Enterprises G.P. Inc.

Carl C. Icahn — Chairman of the Board

Jack G. Wasserman — Director

James L. Nelson — Director

William A. Leidesdorf — Director

Vincent J. Intrieri — Director; Assistant Secretary

Daniel A. Ninivaggi — President

Dominick Ragone — CFO; Chief Accounting Officer; Secretary

Craig Pettit — Vice President of Tax Administration*

Icahn Enterprises Holdings L.P.

Icahn Enterprises G.P. Inc. — General Partner

Icahn Offshore LP

Icahn Capital LP — General Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Irene March — Chief Financial Officer

Keith Cozza — Chief Compliance Officer

Icahn Onshore LP

Icahn Capital LP — General Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Irene March — Chief Financial Officer

Keith Cozza — Chief Compliance Officer

Icahn Partners LP

Icahn Onshore LP — General Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Irene March — Chief Financial Officer

Keith Cozza — Chief Compliance Officer

Icahn Partners Master Fund II L.P.

Icahn Offshore LP — Managing General Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Irene March — Chief Financial Officer

Keith Cozza — Chief Compliance Officer

Icahn Partners Master Fund III L.P.

Icahn Offshore LP — Managing General Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Irene March — Chief Financial Officer

Keith Cozza — Chief Compliance Officer

Anthony Canova — Controller

*Authorized	solely to execute documents related to tax matters.

Icahn Partners Master Fund LP

Icahn Offshore LP — Managing General Partner

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Irene March — Chief Financial Officer

Keith Cozza — Chief Compliance Officer

IPH GP LLC

Icahn Enterprises Holdings L.P. — Sole Member

Carl C. Icahn — Chief Executive Officer

Vincent J. Intrieri — Senior Managing Director

Daniel A. Ninivaggi — President

Dominick Ragone — Chief Financial Officer

Keith Cozza — Chief Compliance Officer

Carl C. Icahn has served as chairman of the board and a director of Starfire Holding Corporation, a privately-held holding company, and chairman of the board and a director of various subsidiaries of Starfire, since 1984. Since August 2007, through his position as Chief Executive Officer of Icahn Capital LP, a wholly owned subsidiary of Icahn Enterprises L.P. (“IEP”), and certain related entities, Mr. Icahn’s principal occupation is managing private investment funds, including Icahn Partners, Icahn Master, Icahn Master II and Icahn Master III. From November 2004 through August 2007, Mr. Icahn conducted this occupation through his entities CCI Onshore Corp. and CCI Offshore Corp. Since November 1990, Mr. Icahn has been chairman of the board of Icahn Enterprises G.P. Inc., the general partner of IEP. IEP is a diversified holding company engaged in a variety of businesses, including investment management, automotive, metals, real estate, home fashion, railcar, casino gaming and food packaging. Since March 2010, Mr. Icahn has been the chairman of the board of directors of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. Mr. Icahn has served as chairman of the board and as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars, since 1994. Mr. Icahn has been chairman of the board and a director of XO Holdings, Inc., a telecommunications services provider, since February 2006 and of its predecessor from January 2003 to February 2006. Since September 2011, Mr. Icahn has been the President of XO Holdings, Inc. In October 2005, Mr. Icahn became a director of WestPoint International, Inc., a manufacturer of bed and bath home fashion products. Mr. Icahn was chairman of the board and president of Icahn & Co., Inc., a registered broker-dealer and a member of the National Association of Securities Dealers, from 1968 to 2005. From October 1998 through May 2004, Mr. Icahn was the president and a director of Stratosphere Corporation, the owner and operator of the Stratosphere Hotel and Casino in Las Vegas, Nevada, which, until February 2008, was a subsidiary of IEP. From September 2000 to February 2007, Mr. Icahn served as the chairman of the board of GB Holdings, Inc., which owned an interest in Atlantic Coast Entertainment Holdings, Inc., the owner and operator of The Sands Hotel and Casino in Atlantic City until November 2006. From September 2006 to November 2008, Mr. Icahn was a director of ImClone Systems Incorporated, a biopharmaceutical company, and from October 2006 to November 2008, he was the chairman of the board of ImClone. From July 1993 to July 2010, Mr. Icahn served as a director of Cadus Corporation, a company engaged in the ownership and licensing of yeast-based drug discovery technologies. From May 2005 to January 2010, Mr. Icahn served as a director of Blockbuster Inc., a provider of in-home movie rental and game entertainment. Mr. Icahn was a director of WCI Communities, Inc., a homebuilding company, from August 2007 to September 2009 and served as chairman of the board of WCI from September 2007 to September 2009. In December 2007, Mr. Icahn became a Director of Federal-Mogul Corporation, a supplier of automotive products, and since January 2008, has been the Chairman of the Board of Federal-Mogul. Mr. Icahn was a director of Motricity, Inc., a company that provides mobile content services and solutions, from April 2008 to January 2010. Mr. Icahn was a director of Yahoo! Inc., a company that provides Internet services to users, advertisers, publishers and developers worldwide, from August 2008 to October 2009. Mr. Icahn received his B.A. from Princeton University.

William A. Leidesdorf has served as a director of Icahn Enterprises GP since March 1991 and is a member of the audit committee. Since December 2003, Mr. Leidesdorf has served as a director and member of the audit committee of American Entertainment Properties Corp., or AEP. From May 2005 until November 15, 2007, Mr. Leidesdorf served as a director and member of the audit committee of Atlantic Coast Entertainment Holdings, Inc. Mr. Leidesdorf was a director of Renco Steel Group, Inc. and was a director, during its bankruptcy, of its subsidiary, WCI Steel, Inc., a steel producer which filed for Chapter 11 bankruptcy protection in September 2003. From 1996 through 2002, Mr. Leidesdorf was a director of the Simpson Housing Limited Partnership, a privately held real estate investment trust. Since October 2008, Mr. Leidesdorf has been the owner and managing director of Renaissance Hamptons Mayfair, LLC, a company primarily engaged in acquiring multifamily residential properties. Previously, from June 1997 through October 2008, Mr. Leidesdorf was an owner and a managing director of Renaissance Housing, LLC, a company primarily engaged in the acquisition of multifamily housing, many of which were subject to various federal and state regulatory requirements. From April 1995 through December 1997, Mr. Leidesdorf acted as an independent real estate investment banker. Mr. Leidesdorf is also a principal in Bedrock Investment Management Group, LLC, a company engaged in the acquisition of troubled residential subdivisions.

Vincent J. Intrieri has served as a Senior Managing Director of Icahn Capital Management L.P. from August 8, 2007 until December 31, 2007. From January 1, 2008 to September 30, 2011, Mr. Intrieri served as a Senior Managing Director of Icahn Capital L.P., the entity through which Carl C. Icahn managed third party investment funds and since October 1, 2011, Mr. Intrieri has served as Senior Vice President of Icahn Enterprises G.P. and Senior Managing Director of Icahn Capital L.P. Since November 2004, Mr. Intrieri has been a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners, and Icahn Offshore, the general partner of Icahn Master, Icahn Master II and Icahn Master III. Mr. Intrieri has served as a director of Icahn Enterprises G.P. Inc., the general partner of Icahn Enterprises L.P. since July 2006. From November 2005 to March 2011, Mr. Intrieri was a director of WestPoint International, Inc., a manufacturer and distributor of home fashion consumer products. Mr. Intrieri also serves on the board of directors of Federal-Mogul Corporation, a supplier of automotive products. Since December 2007, Mr. Intrieri has been chairman of the board and a director of PSC Metals, Inc. From December 2006 to June 2011, he was a director of National Energy Group, Inc. Since January 1, 2005, Mr. Intrieri has been Senior Managing Director of Icahn Associates Corp. and High River Limited Partnership, entities primarily engaged in the business of holding and investing in securities. From April 2005 through September 2008, Mr. Intrieri served as the President and Chief Executive Officer of Philip Services Corporation, an industrial services company. Since August 2005, Mr. Intrieri has served as a director of American Railcar Industries, Inc., a company that is primarily engaged in the business of manufacturing covered hopper and tank railcars. From March 2005 to December 2005, Mr. Intrieri was a Senior Vice President, the Treasurer and the Secretary of American Railcar Industries. Since April 2003, Mr. Intrieri has been chairman of the board of directors and a director of Viskase Companies, Inc., a producer of cellulosic and plastic casings used in preparing and packaging processed meat products. Since March 2011, Mr. Intrieri has served as a director of Dynegy Inc., a company primarily engaged in the production and sale of electric energy, capacity and ancillary services. From November 2006 to November 2008, Mr. Intrieri served on the board of directors of Lear Corporation, a global supplier of automotive seating and electrical power management systems and components. From August 2008 through September 2009, Mr. Intrieri was a director of WCI Communities, Inc., a homebuilding company. Mr. Intrieri also serves on the board of directors of XO Holdings, LLC, a telecommunications company. Since January 4, 2011, Mr. Intrieri has been a director of Motorola Solutions, Inc., a provider of communication products and services. WestPoint International, Federal-Mogul, PSC Metals, National Energy, Philip Services, American Railcar Industries, Viskase Companies and XO Holdings each are or previously were, directly or indirectly, controlled by Carl C. Icahn. Mr. Icahn also has or previously had an interest in Dynegy, Lear, WCI and Motorola Solutions through the ownership of securities. Mr. Intrieri is a certified public accountant.

James L. Nelson has served as a director of Icahn Enterprises GP since June 2001 and is a member of the audit committee. Since December 2003, Mr. Nelson has served as a director and member of the audit committee of American Entertainment Properties Corp., or AEP. From May 2005 until November 15, 2007, Mr. Nelson served as a director and member of the audit committee of Atlantic Coast Entertainment Holdings, Inc. From

1986 until 2009, Mr. Nelson was Chairman and Chief Executive Officer of Eaglescliff Corporation, a specialty investment banking, consulting and wealth management company. From March 1998 through 2003, Mr. Nelson was Chairman and Chief Executive Officer of Orbit Aviation, Inc., a company engaged in the acquisition and completion of Boeing Business Jets for private and corporate clients. From August 1995 until July 1999, Mr. Nelson was Chief Executive Officer and Co-Chairman of Orbitex Management, Inc., a financial services company in the mutual fund sector. From August 1995 until March 2001, he was on the Board of Orbitex Financial Services Group. From April 2003 through April 2010, Mr. Nelson served as a director and Chairman of the audit committee of Viskase Companies, Inc. From January 2008 through June 2008, Mr. Nelson served as a director and member of the audit committee of Shuffle Master, Inc., a gaming manufacturing company. From March 2008 until March 2010, Mr. Nelson was a director and served on the audit committee of Pacific Energy Resources Ltd., an energy producer. Since April 2008, Mr. Nelson has served as a director and currently serves as Chairman of the audit committee of the board of directors of Cequel Communications, an owner and operator of a large cable television system. Since March 2010, Mr. Nelson has served as a director and member of the audit committee of Tropicana Entertainment Inc. Since April 2010, Mr. Nelson has served as a director and member of the audit committee of Take-Two Interactive Software, Inc., a global publisher and developer of interactive entertainment software products. Since June 2011, Mr. Nelson has served as a director, member of the compensation committee and strategic alternatives committee of Motricity, Inc.

Jack G. Wasserman has served as a director of Icahn Enterprises GP since December 1993 and is chairman of the audit committee. Since December 2003, Mr. Wasserman has served as a director and chairman of the audit committee of American Entertainment Properties Corp., or AEP. From May 2005 until November 15, 2007, Mr. Wasserman has served as a director and chairman of the audit committee of Atlantic Coast Entertainment Holdings, Inc. Mr. Wasserman is an attorney and a member of the Bars of New York, Florida and the District of Columbia. From 1966 until 2001, he was a senior partner of Wasserman, Schneider, Babb & Reed, a New York-based law firm, and its predecessors. Since September 2001, Mr. Wasserman has been engaged in the practice of law as a sole practitioner. Since December 1998, Mr. Wasserman has been a director of NEGI. Mr. Wasserman is also a director of Cadus Corporation, a biotechnology company controlled by Mr. Icahn. Since March 2004, Mr. Wasserman has been a director of Wendy’s/Arby’s Group, Inc., formerly Triarc Companies, Inc., an owner and franchisor of the Wendy’s and Arby’s restaurant systems. Mr. Wasserman serves as chairman of the ERISA committee and as a member of the audit and compensation committees of Wendy’s/Arby’s Group, Inc. He is a current and past director of numerous not-for-profit organizations.

Dominick Ragone has served as Chief Financial Officer of Icahn Enterprises GP since 2008. Prior to his appointment as Chief Financial Officer, from May 2007 to June 2008, Mr. Ragone was the Assistant Controller for Bear Stearns. Mr. Ragone also held positions as a Managing Director for Morgan Stanley from 2004 to 2007 and as a Partner for PricewaterhouseCoopers LLP from 1988 to 2004. During his tenure at PricewaterhouseCoopers LLP, Mr. Ragone served as a Professional Accounting Fellow with the SEC’s Office of the Chief Accountant from 1999 to 2001. Mr. Ragone graduated from Pace University with a BS in Accounting.

Daniel A. Ninivaggi has served as President of Icahn Enterprises L.P. and its general partner, Icahn Enterprises G.P. Inc., since April 5, 2010, and as its Principal Executive Officer, or chief executive, since August 4, 2010. From 2003 until July 2009, Mr. Ninivaggi served in a variety of executive positions at Lear Corporation, a global supplier of automotive seating and electrical power management systems and components, including as General Counsel from 2003 through 2007, as Senior Vice President from 2004 until 2006, and most recently as Executive Vice President and Chief Administrative Officer from 2006 to 2009. Lear Corporation filed for bankruptcy in July 2009. Prior to joining Lear Corporation, from 1998 to 2003, Mr. Ninivaggi was a partner with the law firm of Winston & Strawn LLP, specializing in corporate finance, mergers and acquisitions, and corporate governance. Mr. Ninivaggi also served as Of Counsel to Winston & Strawn LLP from July 2009 to March 2010. From December 2009 to May 2011, Mr. Ninivaggi has also served as a director of CIT Group Inc., a bank holding company. Mr. Ninivaggi also serves as a director of Federal-Mogul Corporation, a supplier of automotive products, and XO Holdings, LLC, a telecommunications company. Since December 2010, Mr. Ninivaggi has served as a director of Motorola Mobility Holdings, Inc., a provider of mobile communication devices, video and data delivery solutions. Since January 6, 2011, Mr. Ninivaggi has also served as the Interim President and Interim Chief Executive Officer and a director of Tropicana Entertainment Inc., a company that is primarily engaged in the business of owning and operating casinos and resorts. Federal-Mogul, XO Holdings and Tropicana Entertainment are each, directly or indirectly, controlled by Carl C. Icahn. Mr. Icahn has or previously had interests in Lear, CIT Group and Motorola Mobility through the ownership of securities.

Keith Cozza has been the Chief Financial Officer of Icahn Associates Holding LLC, since January 2006. Icahn Associates Holding LLC is an indirect wholly-owned entity of Mr. Icahn primarily engaged in the business of holding and investing in securities. Mr. Cozza has been the Vice President and Treasurer of Icahn & Co. LLC and its predecessor since November 2005. Icahn & Co. is an indirectly wholly owned entity of Mr. Icahn and was a registered broker-dealer and member of the National Association of Securities Dealers from 1968 to 2005. Since 2004, Mr. Cozza has served as an officer of various entities controlled by Mr. Icahn. From 2000 to 2004 Mr. Cozza was employed by Grant Thornton LLP, a public accounting firm. Mr. Cozza received his B.S. in Accounting from the University of Dayton in 2000.

Jordan Bleznick has been the Vice President/Taxes of Starfire Holding Corporation, a privately-held holding company of Mr. Icahn, since September 2002. He has been the senior tax counsel for various affiliates of Mr. Icahn since April 2002. From March 2000 through March 2002, Mr. Bleznick was a partner in the New York City office of the law firm of DLA Piper, formerly known as Piper Rudnick LLP. Mr. Bleznick received a B.A. in Economics from the University of Cincinnati, a J.D. from The Ohio State University College of Law and an LL.M. in Taxation from the New York University School of Law.

Gail Golden is an officer or director of various entities controlled by Mr. Icahn. Since 1978, Ms. Golden has served in various capacities at Icahn & Co., LLC and its predecessor which was a registered broker-dealer and a member of the National Association of Securities Dealers from 1968 to 2005. Ms Golden served as the Chief Executive Officer of Maupintour, LLC, a tour operator controlled by Mr. Icahn from 1999 to January 2005.

Irene March is currently the Chief Financial Officer of Icahn Offshore, Icahn Onshore, Icahn Partners, Icahn Master Fund, Icahn Maser Fund II, and Icahn Master Fund III. Ms. March has over twenty years of accounting and finance experience in the asset management industry. Ms. March has been with Icahn Associates since December 2003 and is responsible for financial reporting, accounting, administration and investment operations for various Icahn funds. Prior to joining the Icahn organization, Ms. March held senior finance and accounting positions with Summit Asset Management Co. and Rho Asset Management Co., both private investment companies with concentrations in venture capital and private equity. Ms. March also had previous experience as controller for the investment firm, Henry Kaufman & Co. Ms. March is a C.P.A. and received her B.A. from Dickinson College and an M.B.A. from Rutgers University.

Craig Pettit has been the Vice President/Taxes of Icahn Enterprises GP, Inc. since October 2007. He has served as a Vice President and a Director of Taxes for various entities controlled by Mr. Icahn since October 2000. Mr. Pettit received a B.S. in Accounting and a Masters in Taxation from Brigham Young University.

SCHEDULE II

Form of Contingent Cash Payment Agreement

CONTINGENT CASH PAYMENT AGREEMENT

by and between

IEP Energy LLC

and

The Colbent Corporation

as

Paying Agent

Dated as of [            ], 2012

This CONTINGENT CASH PAYMENT AGREEMENT (this “Agreement”), dated as of [            ], 2012, is entered into by and between IEP Energy LLC, a Delaware limited liability company (the “Offeror”), and The Colbent Corporation, as Paying Agent (the “Paying Agent”).

W I T N E S S E T H:

WHEREAS, pursuant to the offer to purchase (as may be amended from time to time, the “Offer to Purchase”), dated February 23, 2012, the Offeror has commenced an offer (as it may be amended from time to time, the “Offer”) to purchase all of the outstanding shares of common stock, par value $0.01 per share including the associated rights (the “CVR Common Stock”), of CVR Energy, Inc. (“CVR Energy”);

WHEREAS, the consideration to be paid for each share of CVR Common Stock by the Offeror in the Offer and pursuant to the Offer to Purchase includes contingent cash payments as hereinafter described (each, a “CCP” and collectively, the “CCPs”);

WHEREAS, each holder of CVR Common Stock who tenders CVR Common Stock in the Offer will receive $30.00 in cash and one CCP in consideration for each share of CVR Common Stock accepted for payment pursuant to the terms of the Offer to Purchase;

WHEREAS, all things necessary have been done to make the obligations of the Offeror hereunder the valid obligations of the Offeror, and to make this Agreement a valid agreement of the Offeror, in accordance with its terms;

WHEREAS, the Offeror desires the Paying Agent to act on behalf of the Offeror, and the Paying Agent is willing to make payments in satisfaction of the Offeror’s obligations with respect to the CCPs as provided herein.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein, the Offeror and the Paying Agent hereby agree as follows:

Section 1. Appointment of Paying Agent.

The Offeror hereby appoints The Colbent Corporation as the Paying Agent to act as agent for the Offeror in accordance with the instructions hereinafter set forth in this Agreement, and the Paying Agent hereby accepts such appointment. The Offeror may from time to time appoint additional paying agents (“Co-Paying Agent(s)”) as it may deem necessary or desirable. The Paying Agent shall have no duty to supervise, and shall in no event be liable for, the acts or omissions of any such Co-Paying Agents. In the event of the appointment of a Co-Paying Agent pursuant to this Section 1, the Offeror shall cause such Co-Paying Agent to become vested with the same powers, rights, duties and responsibilities as if it had originally been named as Paying Agent.

Section 2. No Certificates. The CCPs shall not be evidenced by a certificate or any other instrument.

Section 3. Registration by the Paying Agent.

(a) The Offeror and the Paying Agent may deem and treat the registered holder (the “Holder”) of a CCP as the absolute owner thereof for all purposes, and neither the Offeror nor the Paying Agent shall be affected by any notice to the contrary.

(b) The Offeror shall cause to be kept at the Paying Agent’s principal office a register (the “CCP Register”) in which the Paying Agent shall provide for the registration of the CCPs. The CCPs shall be registered in the names and addresses of, and in the denomination as set forth in, the applicable letter of transmittal accompanying the shares of CVR Common Stock tendered by the holder thereof in connection with the Offer or an Agent’s Message (as contemplated in the Offer to Purchase). A Holder may make a written request to the Paying Agent or the Offeror to change such Holder’s address of record in the CCP Register. The written request must be duly executed by the Holder. Upon receipt of such written request by the Paying Agent or the Offeror, the Paying Agent shall promptly record the change of address in the CCP Register. The Paying Agent shall provide a copy of the CCP Register to the Offeror upon request.

Section 4. Rights of CCP Holder. Nothing contained in this Agreement shall be construed as conferring upon any Holder, by virtue of being a Holder of a CCP, the right to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Offeror or any other matter, or any rights of any kind or nature whatsoever as a stockholder of the Offeror, either at law or in equity. The rights of a Holder and the obligations of the Offeror and its affiliates, and their respective officers, directors and controlling Persons (as defined below) are contract rights limited to those expressly set forth in this Agreement. A “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, trust or any unincorporated organization.

Section 5. Non-transferability. The CCPs and any interest therein shall not be sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part, other than through a Permitted Transfer (as defined herein) and, in the case of a Permitted Transfer, only in accordance with Section 6 hereof. A “Permitted Transfer” shall mean (a) the transfer of any or all of the CCPs on death by will or intestacy; (b) transfer by instrument to an inter vivos or testamentary trust in which the CCPs are to be passed to beneficiaries upon the death of the trustee, (c) transfers made pursuant to a court order of a court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation); (d) if the Holder is a partnership or limited liability company, a distribution by the transferring partnership or limited liability company to its partners or members, as applicable; or (e) a transfer made by operation of law (such as a merger).

Section 6. Transfer of CCPs.

(a) Subject to the restrictions on transferability set forth in Section 5 hereof, the Paying Agent shall, from time to time, register the transfer of any outstanding CCPs upon the CCP Register, upon delivery to the Paying Agent of a written instrument or instruments of transfer and other requested documentation in form satisfactory to the Offeror and the Paying Agent, duly executed by the registered Holder or Holders thereof or by the duly appointed legal representative thereof or by a duly authorized attorney, such signature to be guaranteed by a participant in a recognized Signature Guarantee Medallion Program. A request for a transfer of a CCP shall be accompanied by such documentation establishing satisfaction of the conditions set forth in Section 5 hereof as may be reasonably requested by the Offeror (including opinions of counsel, if appropriate). Upon receipt of documentation reasonably satisfactory to the Offeror, the Offeror shall authorize the Paying Agent to permit the transfer of a CCP. The Paying Agent shall not permit the transfer of a CCP until it is so authorized by the Offeror. No transfer of a CCP shall be valid until registered in the CCP Register and any transfer not duly registered in the CCP Register will be void ab initio. All transfers of CCPs registered in the CCP Register shall be the valid obligations of the Offeror, representing the same rights to receive cash as the CCPs transferred then entitled such transferee to receive, and shall entitle the transferee to the same benefits and rights under this Agreement as those held by the transferor. It is clarified that the CCP Register will show one position for Cede & Co which represents all the shares held by DTC on behalf of the street holders of the shares as of the expiration date of the Offer (as may be extended from time to time, the “Expiration Date”) and the Paying Agent will have no responsibility whatsoever directly to the street holders with respect to transfer of CCP. It is also clarified that with respect to any payments to be made under Section 7 below, the Paying Agent will accomplish the payment to the street holders by sending one lump payment to DTC. The Paying Agent will have no responsibilities whatsoever with regards to distribution of payments to the street holders.

(b) No service charge shall be made for any registration of transfer of CCPs. The Paying Agent shall have no duty or obligation to take any action under any Section of this Agreement which requires the payment by a Holder of a CCP of applicable taxes and charges unless and until the Paying Agent is satisfied that all such taxes and/or charges have been paid.

Section 7. CCP Payment and Procedures.

(a) If the CCP Transaction Date occurs on or before the CCP Deadline, then upon the occurrence of a CCP Payment Event, the Holders shall be entitled to receive, for each CCP, the CCP Payment Amount. If the CCP Transaction Date has not occurred on or before the CCP Deadline, the CCPs will automatically terminate in their entirety and all rights thereunder and all rights in respect thereof under this Agreement shall cease and be of no further force or effect.

(b) Within 5 business days following the occurrence of a CCP Payment Event, if any, the Offeror shall deliver to the Paying Agent (A) a certificate (the “CCP Compliance Certificate”) certifying that the Holders are entitled to receive, for each CCP, the CCP Payment Amount and establishing a payment date (the “CCP Payment Date”) with respect to the CCP Payment Amount that is within 5 business days of the issuance of such CCP Compliance Certificate and (B) an amount in cash equal to the aggregate CCP Payment Amount with respect to CCPs held by all Holders. Upon such payment, no further payment by the Offeror pursuant to this Agreement shall be required.

(c) The following terms shall have the meaning as set forth below:

(i) “Asset Transaction Consideration” shall mean (i) the aggregate proceeds received in such transaction less (A) any federal, state, local or foreign income taxes imposed on CVR Energy and its subsidiaries as a result of, or in connection with, such transaction, (B) net indebtedness (i.e. indebtedness less cash (other than cash received in connection with the CCP Transaction)) at CVR Energy and its subsidiaries and (C) any transaction expenses including legal expenses and advisory fees (including investment banking fees) and transfer or other similar taxes, and (D) any retained liabilities, divided by (ii) the number of shares of CVR Common Stock outstanding on the CCP Payment Event.

(ii) “CCP Deadline” means 5:00 p.m., New York City time, on the date of the nine (9) month anniversary of the Expiration Date. For example, if the Expiration Date is March 23, 2012, then the CCP Deadline is 5:00 p.m., New York City time, on December 23, 2012.

(iii) “CCP Payment Amount” means upon the occurrence of a CCP Payment Event, if any, for each CCP, an amount equal to the amount by which the Transaction Consideration paid in connection with the applicable CCP Transaction exceeds $30.00, without interest thereon, payable in cash.

(iv) “CCP Payment Event” shall mean the consummation and closing of a CCP Transaction.

(v) “CCP Transaction” shall mean a transaction completed pursuant to definitive documents entered into between CVR Energy and all other parties thereto on or prior to 5:00 p.m., New York City time, on the CCP Deadline, pursuant to which (i) CVR Energy consolidates or merges with or into another Person (whether or not CVR Energy is the surviving entity), (ii) another Person (other than the Offeror or its affiliates in the Offer) acquires a majority of the outstanding shares of CVR Common Stock or (iii) CVR Energy sells, assigns, transfers, conveys or otherwise disposes of all or substantially all of the properties and assets of CVR Energy in one or more related transactions; provided that, (A) in the case of each of clauses (i) and (ii), the Stock Transaction Consideration to be paid in such transaction is greater than $30.00 per share of CVR Common Stock and (B) in the case of clause (iii), the Asset Transaction Consideration to be paid in such transaction is greater than $30.00. For all purposes under this Agreement, in the case of consideration other than cash, the fair market value of such non-cash consideration shall be (i) in the case of consideration in the form of securities that are listed on either the New York Stock Exchange or the Nasdaq Market, the average closing price for the 30 trading days immediately preceding the CCP Transaction Date and (ii) in the case of all other non-cash consideration the fair market value of such non-cash consideration as determined in good faith by the Board of Directors of the Offeror.

(vi) “CCP Transaction Date” shall mean the date and time on which definitive documentation the consummation of which would result in a CCP Transaction, are entered into by CVR Energy and by all other parties to such definitive documentation.

(vii) “Stock Transaction Consideration” means the consideration per share of CVR Common Stock to be paid in such transaction (less any transaction expenses including legal expenses and advisory fees (including investment banking fees)).

(viii) “Transaction Consideration” means the Stock Transaction Consideration or the Asset Transaction Consideration, as applicable.

(d) On the CCP Payment Date set forth in the CCP Compliance Certificate, if any, the Paying Agent shall pay the applicable amount to each of the Holders (the amount to which each Holder is entitled to receive will be based on the number of CCPs held by such Holder as reflected on the CCP Register) by (i) check mailed to the address of each Holder as reflected in the CCP Register as of the close of business on the last business day prior to such CCP Payment Date or (ii) with respect to Holders that are due CCP Payment Amounts in excess of $1,000,000 in the aggregate who have provided the Offeror or the Paying Agent with wire transfer instructions in writing, the Paying Agent will make payments by wire transfer of immediately available funds to the account specified in the written instructions to the Offeror or the Paying Agent. The Offeror shall cause the Paying Agent, on behalf of and at the expense of the Offeror, to mail with (or, in the case of payments made to Holders who have provided the Paying Agent with wire instructions, at the same time as) each payment a copy of the CCP Compliance Certificate. In addition, the Offeror shall issue a press release announcing the consummation of the CCP Transaction.

(e) The Offeror shall be entitled to deduct and withhold, or cause to be deducted or withheld, from each CCP Payment Amount otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld or paid over to or deposited with the relevant governmental entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Holder in respect of which such deduction and withholding was made.

(f) Any cash that remains undistributed to the Holders of CCPs six months after the CCP Payment Date set forth in the CCP Compliance Certificate shall be delivered to the Offeror, upon demand, and any Holders of CCPs who have not theretofore received cash in exchange for such CCPs shall thereafter look only to the Offeror for payment of their claim therefor. Notwithstanding any other provisions of this Agreement, any portion of the cash provided by the Offeror to the Paying Agent that remains unclaimed after termination of this Agreement in accordance with Section 15 hereof (or such earlier date immediately prior to such time as such amounts would otherwise escheat to, or become property of, any governmental entity) shall, to the extent permitted by law, become the property of the Offeror free and clear of any claims or interest of any Person previously entitled thereto.

(g) The Paying Agent shall keep copies of this Agreement available for inspection by the Holders during normal business hours at its office. The Offeror shall supply the Paying Agent from time to time with such numbers of copies of this Agreement as the Paying Agent may request.

Section 8. Notices to the Offeror and Paying Agent. Any notice or demand authorized by this Agreement to be given or made by the Paying Agent or by any Holder to or on the Offeror shall be sufficiently given or made when received at the office of the Offeror expressly designated by the Offeror as its office for purposes of this Agreement (until the Paying Agent is otherwise notified in accordance with this Section 8 by the Offeror), as follows:

IEP Energy LLC

767 Fifth Avenue, 47th Floor

New York, New York 10153

Attn.: Dominick Ragone, Chief Financial Officer

Any notice pursuant to this Agreement to be given by the Offeror or by any Holder(s) to the Paying Agent shall be sufficiently given when received by the Paying Agent at the address appearing below (until the Offeror is otherwise notified in accordance with this Section 8 by the Paying Agent).

The Colbent Corporation

161 Bay State Drive

Braintree, Massachusetts 02184

Attn.: Don Beardsley, President

Section 9. Supplements and Amendments; Actions

(a) If approved by the Offeror by Board Resolution (as defined below), without the consent of any Holders, the Offeror may, and the Paying Agent shall, at any time and from time to time, enter into one or more amendments hereto, for any of the following purposes:

(i) to evidence the succession of another Person as a successor Paying Agent and the assumption by any successor of the covenants and obligations of such Paying Agent herein; provided that such succession and assumption is in accordance with the terms of this Agreement;

(ii) to add to the covenants of the Offeror such further covenants, restrictions, conditions or provisions as the Offeror shall consider to be for the protection of Holders; provided that in each case, such provisions shall not adversely affect the rights of the Holders;

(iii) to cure any ambiguity, or to correct or supplement any provision herein that may be defective or inconsistent with any other provision herein;

(iv) to make or include any other provisions with respect to matters or questions arising under this Agreement; provided that such provisions shall not adversely affect the rights of Holders; or

(v) to make such adjustments to the CCP Payment Amount as required by Section 15 of this Agreement.

(b) Subject to Section 9(c) hereof, if approved by the Offeror by Board Resolution and by the written consent of the Holders of not less than a majority of the then outstanding and unpaid CCPs, the Offeror may, and the Paying Agent shall, enter into one or more amendments hereto for the purpose of adding, eliminating or changing any provision of this Agreement, which such addition, elimination or change is, or may be, in any way adverse to the rights of Holders. It shall not be necessary for any written consent of Holders under this Section 9(b) to approve the particular form of any proposed amendment, but it shall be sufficient if such written consent shall approve the substance thereof. “Board Resolution” means a resolution, certified by the secretary or an assistant secretary of the Offeror to have been duly adopted by the Board of Directors, or in the case of a corporation, such similar governing body, and to be in full force and effect on the date of such certification, and delivered to the Paying Agent.

(c) The consent of a Holder affected shall be required for any amendment pursuant to which the amount of cash payable in consideration for the CCPs of such Holder would be decreased.

(d) Promptly after the execution by the Offeror of any amendment pursuant to the provisions of this Section 9, the Offeror shall mail by first class mail, postage prepaid, a notice thereof to the Holders at their addresses as they shall appear on the CCP Register, setting forth in general terms the substance of such amendment.

(e) Upon the execution of any amendment in accordance with this Section 9, this Agreement shall be modified in accordance therewith, such amendment shall form a part of this Agreement for all purposes and every Holder shall be bound thereby.

(f) The Paying Agent shall be fully protected in relying upon an officers’ certificate and opinion of counsel as conclusive evidence that any such amendment or supplement is authorized or permitted hereunder, that it is not inconsistent herewith, and that it will be valid and binding upon the Offeror in accordance with its terms.

Section 10. Enforcement of Rights of Holders. Any actions seeking enforcement of the rights of Holders hereunder may be brought either by the Paying Agent or by the Holders of a majority of outstanding and unpaid CCPs.

Section 11. Certain Rights of the Paying Agent. The Paying Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Offeror and the Holders, by their acceptance of the CCPs, shall be bound:

(a) The statements contained herein and in any notice delivered by the Offeror shall be taken as statements of the Offeror, and the Paying Agent assumes no responsibility for the correctness of any of the same except such as describe the Paying Agent or any action taken by it. The Paying Agent assumes no responsibility with respect to the distribution of the CCPs except as herein otherwise provided.

(b) The Paying Agent shall not be responsible for any failure of the Offeror to comply with the covenants contained in this Agreement to be complied with by the Offeror. The Paying Agent shall not be responsible for the failure of the Offeror to issue any certificate required under this Agreement or to determine whether such certificate is required or for the contents of any certificate issued by the Offeror.

(c) The Paying Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either by itself (through its employees) or by or through its attorneys or agents (which shall not include its employees) and shall not be responsible for the misconduct of any agent appointed with due care.

(d) The Paying Agent may consult at any time with legal counsel satisfactory to it (who may be counsel for the Offeror), and the Paying Agent shall incur no liability or responsibility to the Offeror or to any Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel.

(e) Whenever in the performance of its duties under this Agreement the Paying Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Offeror prior to taking or suffering any action hereunder, such fact or matter (unless such evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, one of the Vice Presidents, the Treasurer or the Secretary of the Offeror and delivered to the Paying Agent; and such certificate shall be full authorization to the Paying Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such certificate.

(f) The Offeror agrees to pay the Paying Agent the fees as set forth on Schedule A attached hereto for all services rendered by the Paying Agent in the performance of its duties under this Agreement, to reimburse the Paying Agent for all expenses, taxes and governmental charges and other charges of any kind and nature incurred by the Paying Agent (including reasonable fees and expenses of the Paying Agent’s counsel and agents) in the performance of its duties under this Agreement, and to indemnify the Paying Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for anything done or omitted by the Paying Agent in the performance of its duties under this Agreement, except as a result of the Paying Agent’s gross negligence or bad faith.

(g) The Paying Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Offeror or one or more Holders shall furnish the Paying Agent with reasonable security and indemnity satisfactory to the Paying Agent for any costs and expenses which may be incurred, but this provision shall not affect the power of the Paying Agent to take such action as the Paying Agent may consider proper, whether with or without any such security or indemnity. All rights of action under this Agreement may be enforced by the Paying Agent, and any such action, suit or proceeding instituted by the Paying Agent shall be brought in its name as Paying Agent, and any recovery of judgment shall be for the ratable benefit of the Holders, as their respective rights or interests may appear.

(h) The Paying Agent and any stockholder, director, officer or employee of the Paying Agent may buy, sell or deal in any other securities of the Offeror or become pecuniarily interested in any transactions in which the Offeror may be interested, or contract with or lend money to the Offeror or otherwise act as fully and freely as though it were not Paying Agent under this Agreement or such director, officer or employee. Nothing herein shall preclude the Paying Agent from acting in any other capacity for the Offeror or for any other legal entity including, without limitation, acting as transfer agent or as a lender to the Offeror or an affiliate thereof.

(i) The Paying Agent shall act hereunder solely as agent, and its duties shall be determined solely by the provisions hereof. The Paying Agent shall not be liable for anything which it may do or refrain from doing in connection with this Agreement except for its own gross negligence or bad faith.

(j) The Paying Agent will not incur any liability or responsibility to the Offeror or to any Holder for any action taken in reliance on any notice, resolution, waiver, consent, order, certificate, or other paper, document or instrument reasonably believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(k) The Paying Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Paying Agent) or in respect of the validity of any CCP.

(l) The Paying Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from the Chairman of the Board, the Chief Executive Officer President, the Chief Financial Officer, any Vice President or the Secretary of the Offeror, and to apply to such officers for advice or instructions in connection with its duties, and shall not be liable for any action taken or suffered to be taken by it in good faith and without negligence in accordance with instructions of any such officer or officers.

Section 12. Designation; Removal; Successor Paying Agent. The Paying Agent may resign at any time and be discharged from its duties under this Agreement by giving to the Offeror 30 days notice in writing. The Offeror may remove the Paying Agent or any successor Paying Agent by giving to the Paying Agent or successor Paying Agent 5 days notice in writing. If the Paying Agent shall resign or be removed or shall otherwise become incapable of acting, the Offeror shall appoint a successor to the Paying Agent. If the Offeror shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Paying Agent or by any Holder (whose name shall appear in the CCP Register), then any Holder may apply to any court of competent jurisdiction for the appointment of a successor to the Paying Agent. Pending appointment of a successor Paying Agent, either by the Offeror or by such court, the duties of the Paying Agent shall be carried out by the Offeror and in such event the Offeror shall be deemed to be the Paying Agent hereunder. Any successor Paying Agent, whether appointed by the Offeror or such a court, shall be a bank or trust company in good standing, incorporated under the laws of the United States of America or any State thereof or the District of Columbia and having at the time of its appointment as Paying Agent a combined capital and surplus of at least $10,000,000. After appointment, the successor Paying Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Paying Agent without further act or deed; but the former Paying Agent shall deliver and transfer to the successor Paying Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for such purpose. In the event of such resignation or removal, the Offeror or the successor Paying Agent shall mail by first class mail, postage prepaid, to each Holder, written notice of such removal or resignation and the name and address of such successor Paying Agent. Failure to file any notice provided for in this Section 13, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Paying Agent or the appointment of the successor Paying Agent, as the case may be.

Section 13. Successors. All the covenants and provisions of this Agreement by or for the benefit of the Offeror, the Paying Agent or any Holder shall bind and inure to the benefit of their respective successors, assigns, heirs and personal representatives.

Section 14. Termination; Effect of Termination.

(a) In the event that the CCP Transaction Date shall not have occurred on or prior to the CCP Deadline, then this Agreement shall terminate at 5:00 p.m., New York City time, on the date of the CCP Deadline, and the CCPs will automatically terminate in their entirety and all rights thereunder and all rights in respect thereof under this Agreement shall cease and be of no further force or effect.

(b) In the event that the CCP Transaction Date shall have occurred on or prior to the CCP Deadline, then on the earlier of (A) the date that all payments are sent by the Paying Agent in respect of CCP Payment Date set forth in the CCP Compliance Certificate and (B) the date on which the definitive documents relating to the CCP Transaction and/or the CCP Transaction contemplated in such documents, are terminated, this Agreement will immediately and automatically terminate in its entirety, and the CCPs will automatically terminate in their entirety and all rights thereunder and all rights in respect thereof under this Agreement shall cease and be of no further force or effect.

Section 15. Adjustments for Transactions and Other Events. In the event that CVR Energy engages in a split or combination of shares of CVR Common Stock (whether by dividend of shares of CVR Common Stock or otherwise), then the Offeror shall, in its reasonable discretion, in good faith and without the consent of the Holders, make such equitable adjustments and modifications to the CCPs and the CCP Payment Amount and other terms of this Agreement, as the Offeror reasonably determines in good faith to be appropriate in order to prevent the dilution or enlargement of the benefits or obligations or potential benefits or obligations under this Agreement, including those in respect of the CCPs and the CCP Payment Amount.

Section 16. Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Offeror, the Paying Agent and the Holders any right, remedy or claim of any kind or character. This Agreement shall be for the sole and exclusive benefit of the Offeror, the Paying Agent and the Holders.

Section 17. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 18. No Fiduciary Obligations. The Paying Agent and the Holders acknowledge and agree that none of the Offeror, its affiliates or their respective officers, directors or controlling Persons owe any fiduciary duties to the Paying Agent or the Holders or any of their respective affiliates, officers, directors or controlling Persons. The only obligations of the Offeror, its affiliates and their respective officers, directors and controlling Persons are the contractual obligations expressly set forth in this Agreement.

Section 19. Headings. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 20. Additional Covenants.

(a) List of Holders. The Offeror shall furnish or cause to be furnished to the Paying Agent in such form as Offeror receives from its depositary agent (or other agent performing similar services for Offeror), the names and addresses of the Holders that tendered shares of CVR Common Stock in accordance with the terms of the Offer to Purchase.

(b) Ability To Make Prompt Payment. Neither the Offeror nor any of its subsidiaries shall enter into any agreement that would restrict the Offeror’s right to be able to promptly make or cause to be made payments to the Holders under this Agreement or otherwise restrict the Offeror’s ability to fund or cause to be funded such payments.

Section 21. Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY CLAIM OR ACTION ARISING OUT OF THIS AGREEMENT IS HEREBY WAIVED BY THE PARTIES HERETO AND THE HOLDERS. The parties hereto and the Holders submit to the exclusive jurisdiction of the federal and New York State courts located in The City of New York (and appellate courts thereof) in connection with any dispute related to this Agreement or any of the matters contemplated hereby, and the parties hereto and the Holders agree that service of any process, summons, notice or document by registered mail addressed to such Person, as applicable, shall be effective service of process against such Person, as applicable, for any suit, action or proceeding relating to any such dispute. The parties hereto and the Holders irrevocably and unconditionally waive any objection to the laying of such venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction the parties hereto or the Holders, as applicable, or may be subject by suit upon judgment.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the day and year first above written.

IEP Energy LLC

Name:
Title:

The Colbent Corporation

Name:
Title:

The undersigned agrees to and shall provide, or cause to be provided to the Offeror, in cash, all funds necessary for the Offeror to pay the applicable CCP Payment Amount, if any, to the Holders.

Icahn Enterprises Onshore-Offshore Investor LLC

Name:
Title:

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares and certificates, if any, for the associated Rights, should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

The Depositary for the Offer is:

The Colbent Corporation

By Mail or Overnight Courier:	By Facsimile Transmission (for eligible institutions only):

The Colbent Corporation Attention: Corporate Actions 161 Bay State Drive Braintree, MA 02184	The Colbent Corporation Attention: Corporate Actions Facsimile: (781) 930-4939 To confirm: (781) 930-4900

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSIONS OF INSTRUCTIONS VIA FACSIMILE TRANSMISSION TO A NUMBER OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY TO THE DEPOSITARY.

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

The Information Agent for the Offer is:

D.F. King & Co., Inc.

48 Wall Street,

22nd Floor

New York, NY 10005

Banks and Brokerage Firms Please Call Collect: (212) 269-5550

All Others Call Toll Free: (800) 347-4750

Email: information@dfking.com